UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Motorola Mobility Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
600 N. U.S. Highway 45	The Westin Chicago North Shore
Libertyville, IL 60048	601 N. Milwaukee Avenue
March 15, 2011	Wheeling, IL 60090

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our Annual Meeting will be held at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois 60090 on Monday, May 9, 2011 at 1:00 P.M., local time.

The purpose of the meeting is to:

1.	elect ten directors for a one-year term;

2.	hold a stockholder advisory vote on executive compensation;

3.	hold a stockholder advisory vote on the frequency of future advisory votes on executive compensation;

4.	ratify the appointment of KPMG LLP as Motorola Mobility Holdings, Inc.’s independent registered public accounting firm for 2011; and

5.	act upon such other matters as may properly come before the meeting.

Only Motorola Mobility Holdings, Inc. stockholders of record at the close of business on March 11, 2011 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	visit the website shown on your Motorola Mobility Holdings, Inc. Notice of Internet Availability of Proxy Materials for the 2011 Annual Meeting (your “Notice”) or proxy card to vote via the Internet;

•	use the toll-free telephone number shown at the website address listed on your Notice or on your proxy card;

•	if you received a printed copy of the proxy card, mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	in person at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA MOBILITY HOLDINGS, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR NOTICE OR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA MOBILITY HOLDINGS, INC. STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,
Carol H. Forsyte Secretary

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2011

March 15, 2011

Dear Motorola Mobility Holdings, Inc. Stockholders:

You are cordially invited to attend our first Annual Stockholders Meeting. The meeting will be held on Monday, May 9, 2011 at 1:00 p.m., local time, at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois 60090.

We encourage you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement and, if your schedule permits, to attend the meeting. We would appreciate your support by voting in favor of the following management proposals:

•	the election of the ten nominated directors;

•	the advisory vote on executive compensation;

•	the advisory vote on future executive compensation votes to be held annually; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Your vote is important, so please act at your first opportunity.

On behalf of your Board of Directors, thank you for your continued support of Motorola Mobility.

Sanjay K. Jha Chairman and CEO
Motorola Mobility Holdings, Inc.

PROXY STATEMENT

PROXY STATEMENT	1

PROXY STATEMENT

ABOUT THE 2011 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $0.01 par value per share (the “Common Stock”), of Motorola Mobility Holdings, Inc. (“Motorola Mobility”, or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois 60090 on Monday, May 9, 2011 at 1:00 P.M., local time, for the purposes set forth in the Notice of 2011 Annual Meeting of Stockholders.

This Proxy Statement, the form of proxy and the Company’s 2010 Annual Report are being made available to stockholders on or after March 15, 2011.

All stockholders may view and print Motorola Mobility’s Proxy Statement and the 2010 Annual Report at the Company’s website at http://investors.motorola.com.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only stockholders of record at the close of business on March 11, 2011 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were 294,956,924 issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 for ten days before the Annual Meeting and at the Annual Meeting.

Why Did I Receive a Notice of Internet Availability?

Pursuant to Securities and Exchange Commission rules for the electronic distribution of proxy materials, we have elected to provide our stockholders access to our proxy materials and 2010 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs, provide ease and flexibility for our stockholders and lessen the environmental impact of our Annual Meeting. On or about March 18, 2011, we intend to mail most of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the 2011 Proxy Statement and 2010 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 8, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Sunday, May 8, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating, signing, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2	PROXY STATEMENT

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048; or

•	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes am I Entitled to Cast?

You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Our Board of Directors has adopted through the Company’s Bylaws and Board Governance Guidelines a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the 2011 Annual Meeting is the same as the number of directors to be elected at the 2011

Annual Meeting, the 2011 election of directors is a non-contested election. To be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the director election since only votes “For” and “Against” a nominee will be counted.

How Many Votes Are Required to Approve the Company’s Advisory Vote on Executive Compensation?

With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for advisory approval of the Company’s executive compensation. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes are Required to Approve the Frequency of Future Stockholder Votes on Executive Compensation?

With regard to the stockholder advisory vote on the frequency of the advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for advisory approval. The Board will consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation, recognizing that such vote is advisory. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

Will My Shares be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items,

PROXY STATEMENT	3

but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”).

These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the votes for (1) the election of directors, (2) the advisory vote on executive compensation, or (3) the advisory vote on the frequency of future advisory votes on executive compensation. Only the ratification of the appointment of KPMG LLP is a “discretionary” item for which brokers would be permitted to vote your shares in the absence of your instructions.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of Motorola Mobility’s senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

How does the Board Recommend I vote?

The Board of Directors recommends that you vote your shares:

(1)	“For” the election of the ten director nominees named in this Proxy Statement,

(2)	“For” the approval of the advisory vote on executive compensation,

(3)	“For” the frequency of future advisory votes on executive compensation to be held “annually”, and

(4)	“For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

What if I Return a Proxy But Do Not Provide Specific Voting Instructions For Some or All of the Items?

All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. At the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company’s 401(k) Plan?

If you own shares of Motorola Mobility Common Stock through the transitional Company stock fund of the 401(k) Plan (the “401(k) Plan”) at Motorola Mobility or our Former Parent, the Notice or proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Common Stock credited to their 401(k) Plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). The trustee of the 401(k) Plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by Internet, telephone, or if hardcopies are requested, by signing, dating and returning the proxy card, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Annual Meeting.

4	PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

The number of directors of the Company to be elected at the 2011 Annual Meeting is ten. The directors elected at the 2011 Annual Meeting will serve until the 2012 Annual Meeting and until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

Who Are the Nominees?

Each of the nominees named below, unanimously nominated by the Board at the recommendation of the Governance and Nominating Committee, is also currently a director of the Company. The ages shown are as of February 1, 2011.

DR. SANJAY K. JHA, Principal Occupation: Chairman and Chief Executive Officer, Motorola Mobility Holdings, Inc. and Chief Executive Officer, Motorola Mobility, Inc., Age 47

Dr. Jha has served as Chairman of Motorola Mobility Holdings, Inc. since December 2010 and as Chief Executive Officer of Motorola Mobility Holdings, Inc. and Motorola Mobility, Inc. since June 2010. From August 2008 to January 2011, Dr. Jha served as Director and Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Mobile Devices and Home business with responsibility for Home business since February 2010. Prior to joining Motorola, Inc., Dr. Jha served as Executive Vice President and Chief Operating Officer of Qualcomm, Inc. from December 2006 to August 2008. Dr. Jha also served as Executive Vice President and President of Qualcomm CDMA Technologies (QCT), Qualcomm’s chipset and software division, from January 2003 to December 2006. In the last five years, Dr. Jha previously served as a director of Motorola, Inc.

JON E. BARFIELD, Principal Occupation: Chairman and President, The Bartech Group, Inc., Age 59

Mr. Barfield has served since 1981 as President and since 1995 as Chairman and President of The Bartech Group, Inc., a talent acquisition and management firm specializing in the placement of engineering and information technology professionals, business process consulting services, and managing the staffing requirements of regional and global corporations. Mr. Barfield currently serves as the lead director of BMC Software, Inc. and as a director of CMS Energy Corporation. In the last five years, Mr. Barfield previously served as a director of Dow Jones & Company, National City Corp., Tecumseh Products Company, and Granite Broadcasting Corp.

WILLIAM R. HAMBRECHT, Principal Occupation: Chairman and Chief Executive Officer, WR Hambrecht + Co., Age 75

Mr. Hambrecht has been Founder, Chairman and Chief Executive Officer of WR Hambrecht + Co., a financial services firm, since December 1997. Mr. Hambrecht co-founded Hambrecht & Quist in 1968. Mr. Hambrecht is a director of Decision Economics and the Ironstone Group. In October 2006, Mr. Hambrecht was inducted to the American Academy of Arts and Sciences. In the last five years, Mr. Hambrecht previously served as a director of Motorola, Inc. and AOL Inc.

PROXY STATEMENT	5

JEANNE P. JACKSON, Principal Occupation: President, Direct to Consumer, Nike, Inc., Age 59

Ms. Jackson has been President of Direct to Consumer for NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories since March 2009. Between 2002 and 2009, she was the Chief Executive Officer of MSP Capital, a private investment company. Ms. Jackson was Chief Executive Officer and President of Wal-Mart.com USA, LLC from March 2000 to January 2002. Ms. Jackson was President and Chief Executive Officer of the Banana Republic division of The Gap, Inc. from 1995 to March 2000 and simultaneously President and Chief Executive Officer for Direct division, The Gap, Inc. from November 1998 to March 2000. Ms Jackson serves as a director of McDonald’s Corporation. In the last five years, she also served as a director of Nike, Inc., Nordstrom, Inc., Williams-Sonoma, Inc. and Harrah’s Entertainment, Inc.

KEITH A. MEISTER, Principal Occupation: Founder and Managing Partner, Corvex Management, Age 37

Mr. Meister, since December 2010 is the founder and managing partner of Corvex Management, a fundamental and event-oriented investment management firm. From August 2003 until August 2010 he served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate and home fashion. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc., and from March 2006 until August 2010, Mr. Meister served as Principal Executive Officer of Icahn Enterprises G.P. Inc. From November 2004 until August 2010, Mr. Meister was also a Senior Managing Director of Icahn Capital LP. From June 2002 until August 2010, Mr. Meister served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. In the last five years, Mr. Meister previously served as a director of Motorola, Inc., XO Holdings, Inc., Federal-Mogul Corporation, WCI Communities, Inc., American Railcar Industries, Inc., Adventrx Pharmaceuticals, Inc. and BKF Capital Group, Inc.

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital, Age 60

Mr. Meredith is a co-founder and general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds. He is also chief executive officer of MFI Capital, a private investment firm. He served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc. from April 1, 2007 until March 1, 2008 and remained an employee of Motorola, Inc. until March 31, 2008. Mr. Meredith served in a variety of senior executive positions at Dell, Inc. between 1992 and 2001, including serving as Chief Financial Officer from 1992 through 2000. He is a director of Brightstar Corp. In the last five years, Mr. Meredith previously served as a director of Motorola, Inc. and Motive, Inc.

6	PROXY STATEMENT

DANIEL A. NINIVAGGI, Principal Occupation: Principal Executive Officer and President, Icahn Enterprises G.P. Inc., Icahn Enterprises and Icahn Enterprises Holdings, Age 46

Mr. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner Icahn Enterprises G.P. since April 2010 and as the Principal Executive Officer, or chief executive, of Icahn Enterprises G.P. Inc. and Icahn Enterprises L.P. since August 2010. Icahn Enterprises is a diversified holding company engaged in a variety of business, including investment management, automotive, metals, real estate, railcar, food packaging, gaming and home fashion. Since January 2011, he has served as Interim President and Interim Chief Executive Officer and a director of Tropicana Entertainment Inc. Mr. Ninivaggi also serves as a director of CIT Group Inc., XO Holdings, Inc., and Federal Mogul Corporation. With respect to each company mentioned above, except CIT, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From July 2009 to March 2010, Mr. Ninivaggi served as Of Counsel to the international law firm of Winston & Strawn LLP. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating systems and electrical power management systems and components, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to July 2009.

JAMES R. STENGEL, Principal Occupation: President and Chief Executive Officer, The Jim Stengel Company, LLC, Age 55

In November 2008, Mr. Stengel founded The Jim Stengel Company, LLC, a think tank and consultancy firm focused on improving marketing through a proprietary framework. In July 2009, Mr. Stengel was appointed Adjunct Professor of Marketing at the UCLA Anderson Graduate School of Management. Mr. Stengel served in a variety of positions at The Procter & Gamble Company, a global consumer products company, from 1983-2008 and was the Global Marketing Officer of Procter & Gamble Company, a consumer products company, from 2001 until he retired in October 2008. Mr. Stengel is a director of AOL Inc. where he serves as the chair of the Compensation Committee. He also serves as an Advisor for MarketShare Partners, an industry-leading marketing analytics firm, and for Spencer Trask Collaborative Innovations, LLC. In the last five years, Mr. Stengel previously served as a director of Motorola, Inc.

ANTHONY J. VINCIQUERRA, Principal Occupation: Formerly, Chairman and Chief Executive Officer, Fox Networks Group, Age 56

Mr. Vinciquerra is Motorola Mobility’s lead director. Mr. Vinciquerra served as Chairman from September 2008 and as Chief Executive Officer from 2002 until February 2011 of Fox Networks Group, a primary operating unit of News Corporation that includes the Fox Television Network, Fox Cable Networks, FOX Sports and Fox Networks Engineering & Operations. Mr. Vinciquerra also oversaw Fox Sports Enterprises, which comprises Fox’s interests in professional sports franchises like the Colorado Rockies, stadiums and leading statistical information provider, STATS. A past Chairman of the National Association of Television Program Executives, he is also a director of The Ad Council and the Paley Center for Media. He was inducted into the Broadcasting Cable Hall of Fame in October 2009. In the last five years, Mr. Vinciquerra previously served as a director of Motorola, Inc.

PROXY STATEMENT	7

DR. ANDREW J. VITERBI, Principal Occupation: President, Viterbi Group, LLC, Age 75

Dr. Viterbi is President of the Viterbi Group, LLC, an equity investment group he co-founded in 2000 to advise and invest in startup companies, predominantly in the wireless communications and network infrastructure field. A pioneer in the field of wireless communications, he taught at UCLA and consulted for the Jet Propulsion Laboratory. Dr. Viterbi was a co-founder of Linkabit, a small military contractor, and also co-founded Qualcomm, Inc. with Irwin Jacobs in 1985. He created the Viterbi Algorithm for interference suppression and efficient decoding of a digital transmission sequence, used by all four international standards for digital cellular telephony. Awarded the 1990 Marconi Prize for his achievements in the field of digital communications, Viterbi is a Life Fellow of the Institute of Electrical and Electronics Engineers (IEEE), and was inducted as a member of the National Academy of Engineering in 1978 and of the National Academy of Sciences in 1996. He received the 2007 National Medal of Science from the President of the United States and the 2010 IEEE Medal of Honor, the Institute’s highest honor.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH TEN NOMINEES AS DIRECTORS.

What if a Nominee is Unable to Serve as Director?

If any of the nominees named above is not available to serve as a director at the time of the 2011 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

8	PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

What Are the Board’s Corporate Governance Principles?

As a new independent company, the Board established governance principles designed to reflect the current governance environment. These governance principles are included in the Board Governance Guidelines, the Certificate of Incorporation, the Bylaws, the committee charters and other important policies of the Board and the Company. The new Board has considered important areas of governance, including the rights of the stockholders, the role of Board and the responsibilities of management in developing the governance structure. The Board is committed to reviewing corporate best practices and assessing if adoption of such practices is in the best interest of the Company. The Board recognizes that there are differing views on what is a “best practice” and has carefully determined what it believes is in the best interest of the Company and its stockholders, especially as a new public company.

What Are Some of the Major Corporate Governance Initiatives the Board Has Adopted?

Some of the major corporate governance best practices that the Board has adopted include: an election of all of our directors annually by a majority voting standard for uncontested director elections; no existing stockholder rights plan (commonly known as a “poison pill”); the ability for holders of 20% or more of Motorola Mobility’s Common Stock to request a special meeting of stockholders; and a recoupment policy to recover certain executive pay in the event of misconduct leading to a financial restatement (commonly known as a “clawback policy”). Further, the Board is recommending in this proxy statement that stockholders approve an annual frequency for the “Say-on-Pay” vote.

What Are our Directors’ Qualifications to Serve on the Motorola Mobility’s Board?

The Board believes it should be comprised of individuals with appropriate skills and experiences to meet board governance responsibilities and contribute effectively to the Company. Pursuant to its charter, the Governance and Nominating Committee will carefully consider the skills and experiences of directors and nominee candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors are expected to serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees will also be reviewed when considering nominees to the Board.

The Board is comprised of active and former senior executives of major corporations and individuals with experience in various fields. As such, they have a deep working knowledge of matters common to large companies, generally including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. Many of our directors serve on the boards of one or more other publicly traded companies. We believe the Company benefits from the diverse experience and expertise our directors gain from serving on those boards. We also believe for effective board governance and collaboration it is important to have Dr. Jha, our CEO, serve on the Board.

As a new independent company, we had the opportunity to create a Board of Directors tailored specifically to the needs and strategic vision of the Company with a balance of former Motorola, Inc. directors and new directors with technological, consumer, media and financial expertise. Our directors are qualified to serve as directors and members of the Committees on which they serve based on the biographical information in “Who Are the Nominees?” and on the following.

Mr. Barfield contributes the type of experience and qualifications the Board seeks to maintain, primarily through his experiences as a senior leader, including as the chief executive officer for over 15 years of a talent acquisition and management firm specializing in placement of engineering and technology professionals, business process consulting services and management of staffing requirements for regional and global corporations, his legal background, his service as the presiding director of BMC Software, Inc. and as a director of CMS Energy Corporation, and his past service as a director of several other large public companies. As a member of our Board and Compensation and Leadership and Governance and Nominating Committees, Mr. Barfield is well positioned to oversee the Company’s programs designed to attract and retain key talent, particularly engineers and other highly skilled employees, which is necessary for the Company to remain competitive.

Mr. Hambrecht contributes the type of experience and qualifications the Board seeks to maintain, primarily through over 40 years of extensive Silicon Valley related investment banking and investing

PROXY STATEMENT	9

experience. His deep knowledge of the high-tech market is very valuable to the Board and management as we operate in an extremely competitive environment characterized by rapidly changing technology. Previously serving on the board of AOL, Inc., another recent spin-off, he also understands the challenges faced by recently independent public companies and particularly imparts this expertise as Chair of the Governance and Nominating Committee. He also brings historical knowledge of our business from his recent service as a director of Motorola, Inc.;

Ms. Jackson contributes the type of experience and qualifications the Board seeks to maintain, primarily through over 30 years of experience in retail, design, marketing, brand management and distribution expertise. With extensive experience as the president of Direct to Consumer for Nike, Inc., chief executive officer of Wal-Mart.com and similar leadership roles for several other major consumer companies, including at Walt Disney and The Gap, she understands the consumer space and provides valuable perspective to the Board and management as the Company executes on its strategy to enable the digital lifestyle by enabling multi-screen experiences through multiple types of devices. Her experience operating a private investment firm and financial background qualifies her to serve on our Audit Committee;

Dr. Jha contributes the type of experience and qualifications the Board seeks to maintain, primarily through his role as the chief executive officer of the Company and intimate knowledge of the Company’s strategy and operations, together with the reasons discussed in “What is the Leadership Structure of the Board?”;

Mr. Meister contributes the type of experience and qualifications the Board seeks to maintain, primarily through his significant financial expertise in the high-tech market with experience as founder and managing partner of investment management firm and as a senior executive of a diversified holding company and investment companies overseeing the investment and management of a variety of companies, including high-tech companies. His extensive knowledge of financial matters, particularly of large institutional and fund investors, is important to the Board and management as the Company operates as a new public company and in connection with his service on the Audit Committee and Compensation and Leadership Committee. He also brings historical knowledge of our business from his recent service as a director of Motorola, Inc.;

Mr. Meredith contributes the type of experience and qualifications the Board seeks to maintain, primarily through his extensive financial experience, including as a co-founder and the general partner of an investment management firm with a diversified portfolio of investments with a focus on high-tech companies and as the former chief financial officer of a global public high-tech computing company. His extensive knowledge of our business and the computing business is especially critical with the convergence of the wireless, media, the Internet and computing industries. He also brings deep historical knowledge of our business from his recent service as a director of Motorola, Inc. and as interim chief financial officer for Motorola, Inc. and particularly imparts this expertise as Chair of the Audit Committee;

Mr. Ninivaggi contributes the type of experience and qualifications the Board seeks to maintain, primarily through experience as a chief executive of a diversified holding company overseeing the investment and management of variety of companies, including high-tech companies, varied business and legal experience, including as a partner in a major law firm specializing in corporate finance and mergers and acquisitions, and his service as a director of other public companies. As a representative of our largest stockholder, he provides a unique viewpoint at our Board and Audit Committee meetings;

Mr. Stengel contributes the type of experience and qualifications the Board seeks to maintain, primarily through his deep experience in marketing and branding of consumer facing products and services. As the founder of a brand strategy and marketing think tank and consultancy firm serving many different companies, with a long career at Procter & Gamble, including as its chief marketing officer, and together with his recent service as a director of Motorola, Inc., he provides unique perspective to the Board and management as the Company executes on its strategy to enable the digital lifestyle by enabling multi-screen experiences through multiple types of devices. Serving on the board and as the compensation committee chair of AOL, Inc., another recent spin-off, he also understands the challenges faced by recently independent public companies and particularly imparts this expertise as Chair of the Compensation and Leadership Committee;

Mr. Vinciquerra contributes the type of experience and qualifications the Board seeks to maintain, primarily through his extensive experience in the media business. As a senior leader at News Corporation, most

10	PROXY STATEMENT

recently as the chairman and chief executive officer of the Fox Network Group, the primary operating unit of News Corporation, Mr. Vinciquerra has been closely involved in the media revolution occurring over the last ten years. At Fox Network Group, he oversaw television networks, cable networks, networks operations and engineering and interests in sports franchises. His media experience is especially critical with the convergence of the wireless, media, the Internet and computing industries. He also brings historical knowledge of our business from his recent service as a director of Motorola, Inc. For many of these reasons, he is a strong contributor as Lead Director and on the Governance and Nominating Committee; and

Dr. Viterbi contributes the type of experience and qualifications the Board seeks to maintain, primarily through technical expertise in the digital communication industry and his experience as co-founder of Qualcomm, Inc., a wireless telecommunication company. His technical achievements include the creation of the Viterbi Algorithm, which was critical to the development of digital communication. As an eminent technologist and professor of electrical engineering, he has deep knowledge concerning relevant technology, the Company’s market and engineering, which is highly valued by the Board.

Which Directors Are Independent?

On December 13, 2010, the Board made the determination in accordance with the Motorola Mobility Board Governance Guidelines and consistent with the NYSE standards regarding independence, that Mr. Barfield, Mr. Hambrecht, Mr. Meister, Mr. Meredith, Mr. Ninivaggi, Mr. Stengel, Mr. Vinciquerra and Dr. Viterbi were independent. On January 8, 2011, the Board also determined that Ms. Jackson was independent under the same guidelines. Dr. Jha does not qualify as an independent director since he is an employee of the Company.

How Was Independence Determined?

The Motorola Mobility Board Governance Guidelines are based upon the NYSE independence standards. When applying the independence standards “Motorola Mobility” includes Motorola Mobility Holdings, Inc. and any of its subsidiaries and the Motorola Mobility Foundation. A complete copy of the Motorola Mobility Board Governance Guidelines with independence standards is available on the Company’s website at http://investors.motorola.com.

What is Motorola Mobility’s Relationship with Entities Associated with Independent Directors?

For each director that is identified as independent, the Board reviewed under the NYSE’s independence standards included in the Motorola Mobility Board Governance Guidelines any transactions, relationships or arrangements with the Company and its Former Parent in determining that the director is independent. Commercial relationships were reviewed for: Mr. Hambrecht in connection with a marketing agreement with the United Football League; Mr. Ninivaggi in connection with a supplier arrangement between the Company and a supplier where a family member is an executive officer; and Mr. Vinciquerra in connection with a sales agreement between the Company and a subsidiary of the Fox Networks Group. In each case, the payments were significantly less than the NYSE independence standards and were determined by the Board to be immaterial.

Are the Members of the Audit, Compensation and Leadership and Governance and Nominating Committees Independent?

Yes. The Board has determined that all of the current members of the Audit Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola Mobility Board Governance Guidelines and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola Mobility’s Corporate Governance Practices?

Motorola Mobility maintains a corporate governance page on its website at http://investors.motorola.com that includes information about its corporate governance practices. The following Motorola Mobility documents are currently included on the website:

•  Board Governance Guidelines, the current version of which the Board adopted on December 13, 2010;

•  Code of Business Conduct, which applies to all employees and directors effective January 4, 2011;

•  The charters of the Audit, Compensation and Leadership and Governance and Nominating Committees, the current versions of which the Board adopted on December 13, 2010;

PROXY STATEMENT	11

•  The Restated Certificate of Incorporation, as amended through December 15, 2010; and

•  The Restated Bylaws, the current version of which the Board adopted on November 30, 2010.

The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officer, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola Mobility website within four business days following the date of the amendment or waiver.

SEPARATION FROM MOTOROLA, INC.

How Was Motorola Mobility Recently Separated from Motorola, Inc.?

On January 4, 2011 (the “Distribution Date”), Motorola Mobility Holdings, Inc. became an independent, publicly traded company (the “Separation”) as a result of Motorola, Inc.’s distribution of its shares of Motorola Mobility to Motorola, Inc. stockholders. On the Distribution Date, Motorola, Inc. stockholders of record as of the close of business on December 21, 2010 (the “Record Date”) were entitled to receive one share of Motorola Mobility Common Stock for every eight shares of Motorola, Inc. common stock held as of the Record Date (the “Distribution”). Motorola Mobility is comprised of Motorola, Inc.’s former Mobile Devices and Home businesses. Motorola, Inc.’s Board of Directors approved the distribution of its shares of Motorola Mobility Holdings, Inc. on November 30, 2010. Our Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission on December 1, 2010. Our Common Stock began trading “regular way” under the ticker symbol “MMI” on the New York Stock Exchange on January 4, 2011.

Motorola, Inc. changed its name to Motorola Solutions, Inc. (hereinafter, our “Former Parent”) effective on Separation on January 4, 2011. For further information, see our amended Registration Statement on Form 10 filed with the SEC.

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2010?

In preparation for the Separation of Motorola Mobility from our Former Parent on January 4, 2011, the Board of Directors held one meeting during 2010.

Overall attendance at Board and committee meetings was 100%. Each incumbent director attended all of the combined total meetings of the Board and the committees on which such director served during 2010.

Our Chairman and CEO, Dr. Jha and CFO, Mr. Rothman served as interim management members of our board of directors during 2010 until November 30, 2010, when seven non-employee directors were elected by our Former Parent, replacing Mr. Rothman in preparation for the Separation on January 4, 2011. On January 4, 2011 and January 8, 2011, two additional directors were elected by our Board. This Proxy Statement discusses the full public company Board.

How Many Directors Comprise the Board?

The Board of Directors is currently comprised of ten directors. Immediately following the Annual Meeting, the Board will consist of ten directors. In the interim between Annual Meetings, the Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies.

How Many Executive Sessions of the Board Were Held in 2010?

Independent directors of the Company meet regularly in executive session without management as required by the Motorola Mobility Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board of Directors. In 2010, the non-employee independent members of the Board met in executive session one time during the one Board meeting held in anticipation of the Separation.

What is the Leadership Structure of the Board? Why was that Structure Chosen? Who Serves as Chairman of the Board and Lead Director?

Dr. Jha serves as Chairman of the Board, in addition to his role as Chief Executive Officer of the Company. Mr. Vinciquerra serves as an independent Lead Director (the “Lead Director”). The Board has chosen this leadership structure, because it believes such structure is in the best interests of stockholders to enhance communication and efficiency and to implement strategic priorities of the Company, particularly as the Company is a recent independent public company separated from our Former Parent. Further, the combined role fosters clear accountability and agile decision making, which is particularly important at this time and in the industries in which we compete. Approximately 60% of the S&P 500 have

12	PROXY STATEMENT

combined CEO-Chairman roles and only approximately 19% of the S&P 500 have an independent non-executive Chair, according to a recent survey. As with all corporate governance, the Board intends to carefully evaluate from time to time the best governance for the Company. The Lead Director acts as the presiding director at meetings of the independent directors; advises on Board meeting agendas, materials and schedules; acts as liaison between the independent directors and the Chairman and CEO; is available to speak on behalf of the Company; assists the Chairman and CEO as requested; and performs other duties as the Board determines.

Will the Directors Attend the Annual Meeting?

Board members are expected to attend the Annual Meeting as provided in the Motorola Mobility Board Governance Guidelines. This is the nominees’ first election to the Motorola Mobility Board as a publicly-held company.

What is the Board’s Role in the Oversight of Risks?

The Board of Directors oversees the business of the Company, including CEO and senior management performance and risk management, to assure that the long-term interests of the stockholders are being served. Each committee of the Board of Directors is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management on such risks.

Management has a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. Each Board committee reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee’s review of Company-wide compensation-related risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

Our Company’s Audit department has a very important role in the risk management program. The role of the department is to provide management and the Audit Committee with an overarching and objective view of the risk management activity of the enterprise. The department’s engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. The director of the department works directly with the Audit Committee and meets regularly with the Committee, including in executive session.

What Are the Committees of the Board?

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit, (2) Compensation and Leadership, and (3) Governance and Nominating. Committee membership as of January 8, 2011 is indicated below. In preparation for the Separation of Motorola Mobility from our Former Parent on January 4, 2011, the number of meetings held during 2010 are also indicated below:

Non-Employee Directors	Audit	Compensation & Leadership	Governance & Nominating
Jon E. Barfield(1)		X	X
William R. Hambrecht			Chair
Jeanne P. Jackson(1)	X
Keith A. Meister	X	X
Thomas J. Meredith	Chair	X
Daniel A. Ninivaggi	X
James R. Stengel		Chair
Anthony J. Vinciquerra			X
Andrew J. Viterbi			X
Number of Meetings in 2010 before Separation from our Former Parent	1	2	0

(1)	Mr. Barfield and Ms. Jackson joined the Motorola Mobility Board on January 4, 2011 and January 8, 2011, respectively.

Where Can I Locate the Current Committee Charters?

Current versions of the Audit Committee charter, Compensation and Leadership Committee charter and Governance and Nominating Committee charter are available on our website at http://investors.motorola.com.

What Are the Functions of the Audit Committee?

Assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to:

•	the quality and integrity of the Company’s financial statements and accounting practices;

•	the appointment, qualifications, performance and independence of the Company’s external auditors;

PROXY STATEMENT	13

•	the Company’s overall financial posture, financial risk and capital structure;

•	acquisitions and divestitures;

•	the performance of the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	significant risk exposure in the committee’s area of responsibility;

•

maintaining, through regularly scheduled meetings, a line of communication between the Board and our Company’s financial management, internal auditors and independent registered public accounting firm;

•	overseeing compliance with our Company’s policies for conducting business, including ethical business standards; and

•	preparing the report of the committee included in any proxy statement, among other duties.

The Audit Committee is comprised of four members each of whom meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and in accordance with the Audit Committee charter. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment.

A more detailed discussion of the Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on the Company’s website: http://investors.motorola.com.

What Are the Functions of the Compensation and Leadership Committee?

Assisting the Board of Directors in overseeing the management of our Company’s human resources as they relate to:

•	compensation and benefits programs;

•	chief executive officer performance and compensation;

•	evaluation of our Company’s officers subject to Section 16 and other key senior officers, as determined by the Committee, and approval of their compensation;

•	executive development and succession;

•	significant risk exposure as it relates to the committee’s areas of responsibility;
•	reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management and making a recommendation to the Board on the inclusion of the CD&A in any proxy statement; and

•	preparing the report of the Committee included in any proxy statement, among other duties.

The Compensation and Leadership Committee is comprised entirely of independent directors, each of whom meets the NYSE listing independence standards and our Company’s independence standards.

In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them.

A more detailed discussion of the Committee’s mission, composition and responsibilities is contained in the Compensation and Leadership Committee charter, which is available on the Company’s website: http://investors.motorola.com.

What Are the Functions of the Governance and Nominating Committee?

•	identifying and recommending individuals qualified to become Board members, consistent with the criteria approved by the Board;

•	assisting the Board with interpreting the Company’s governance obligations and documents;

•	overseeing the evaluation of the Board and its committees and management; and

•	generally overseeing the governance of the Board, among other duties.

The Governance and Nominating Committee is comprised entirely of independent directors, each of whom meets the NYSE listing independence standards and our Company’s independence standards.

A more detailed discussion of the Committee’s mission, composition and responsibilities is contained in the Governance and Nominating Committee charter, which is available on the Company’s website: http://investors.motorola.com.

What is the Decision-Making Process to Determine Director Compensation?

Our Board approved the compensation for non-employee directors at its meeting on December 13,

14	PROXY STATEMENT

2010 in preparation for the Separation from our Former Parent. The non-employee director compensation package was recommended by Compensia, Inc. (“Compensia”), our Board’s independent compensation consultant. The non-employee director compensation was determined to be consistent with market practices of other similarly situated companies and took into consideration the impact on non-employee directors’ independence and objectivity. The Governance and Nominating Committee will recommend any future changes to such non-employee director compensation to the Board. In carrying out its duties, the Governance and Nominating Committee has direct access to outside advisors, including independent compensation advisors. The charter of the Governance and Nominating Committee does not permit the Committee to delegate director compensation matters to management and management has no role in recommending the amount or form of director compensation.

What is the Decision-Making Process to Determine Executive Compensation?

Our Board delegated to its Compensation and Leadership Committee the responsibility to oversee the programs under which compensation is paid or awarded to our executives and to evaluate the performance of our senior management. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the Chairman and CEO to the Board for its concurrence. The Global Compensation department in the Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, may act pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering its compensation programs.

In carrying out its duties, our Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them. Our Compensation and Leadership Committee employs its own independent compensation consultant to assist in its compensation decisions for the Company’s executive officers, as discussed below. Further, for a discussion of the role of our Former Parent’s Compensation and Leadership Committee’s independent compensation consultant in determining 2010 compensation for our Named Executive Officers, see the section entitled “Former Parent’s Independent Consultant Engagement” in the “Compensation Discussion and Analysis”.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

In accordance with our Former Parent’s Compensation and Leadership Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including the sole authority to approve the firm’s or advisor’s fees and other retention terms.

In accordance with this authority, in mid-2010, our Former Parent’s Compensation and Leadership Committee retained Compensia to provide independent compensation services to Motorola Mobility. In December 2010, our Compensation and Leadership Committee retained Compensia in this capacity. Compensia provided insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay to performance of our executives, and may cover other topics as the Compensation and Leadership Committee deems appropriate. See the section entitled “Former Parent’s Independent Consultant Engagement” in the “Compensation Discussion and Analysis” for further details on the consultant engagement.

Compensia maintains no other direct or indirect business relationship with the Company. In addition to the independent, outside compensation consultant, members of our human resources, legal and finance departments support our Compensation and Leadership Committee in its work.

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

Our senior corporate staff, comprised of the Chairman and CEO and certain executives designated by the Chairman and CEO, provides recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee. Additionally, the Committee’s compensation consultant provides input on these recommendations from time to time. Upon Compensation and Leadership Committee approval, the senior corporate staff is responsible for executing the objectives of the approved compensation program.

Each member of our senior corporate staff is ultimately responsible for approving all compensation actions for their respective organizations. When these

PROXY STATEMENT	15

compensation actions involve other Motorola Mobility executives, the involved senior corporate staff member is accountable for ensuring adherence to all established governance procedures.

The Chairman and CEO is responsible for recommending all compensation actions involving any officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”) and other key senior officers, to the Compensation and Leadership Committee for its approval. The Chairman and CEO takes an active role in Compensation and Leadership Committee meetings at which compensation actions involving the above officers are discussed.

As discussed above, our Compensation and Leadership Committee directly engages an independent outside consulting firm to assist it in its review of the compensation for Motorola Mobility’s senior corporate staff. This consultant also participates in certain Committee meetings.

The Global Compensation department in Motorola Mobility’s Human Resources organization, the Senior Vice President, Chief People Officer and the Committee’s independent compensation consultant together prepare recommendations regarding Chairman and CEO compensation and brings those recommendations to our Compensation and Leadership Committee. The Chairman and CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee meetings. The consultant is also available at such meetings.

Our Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the Chairman and CEO to the independent members of the Board for their concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the Chairman and CEO.

As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

Our Board Governance Guidelines provide that, within five years of joining the Board, directors are expected to own Motorola Mobility Common Stock with a value equivalent to at least five times the annual retainer fee for directors for a total value of $375,000. For the purposes of these guidelines, Motorola Mobility Common Stock includes stock units.

How Are the Directors Compensated?

Our non-employee director compensation is designed to provide competitive compensation and benefits that will attract and retain high quality directors, target director compensation at a level that is consistent with our compensation objectives and encourage ownership of our stock to further align directors’ interests with those of our stockholders.

Our Board of Directors approved the following non-employee director compensation, effective in connection with the Separation, which was developed with the assistance of Compensia, our Board’s independent compensation consultant.

Motorola Mobility Non-Employee Director Compensation Elements	Amount
Annual Retainer	$75,000
Lead Director (additional)	$25,000
Committee Chairs
Audit Chair	$25,000
Compensation and Leadership Chair	$15,000
Governance and Nominating Chair	$10,000
Committee Members (except Chairs)
Audit Member	$12,500
Compensation and Leadership Member	$7,500
Governance and Nominating Member	$5,000
Annual Equity Award (as described below and as may be pro rated)	$150,000

Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees or for additional work done on behalf of the Board or a committee. Dr. Jha, who is an employee of Motorola Mobility, receives no additional compensation for serving on the Board or its committees.

Deferral of Fees. Director retainers and other fees are paid quarterly. A non-employee director may elect to receive all or a portion of his or her retainer and other fees in the form of restricted stock units (“RSUs”). The RSUs received in lieu of a retainer and other fees will be fully vested and paid in the form of shares of Common Stock upon the deferral date specified by the director.

Annual Equity Award. Annually, each non-employee director will receive an equity award with an aggregate fair market value on the date of grant of $150,000, 50% of which will be in stock options and 50% of which will be in RSUs. These equity awards will fully vest on the first anniversary of the date of grant. The number of RSUs are determined by dividing the value by the closing price of our Common Stock on the date of grant. The

16	PROXY STATEMENT

number of shares of our Common Stock to be acquired pursuant to a stock option will be determined based upon the Company’s standard method for valuing stock options for financial accounting purposes. The stock options are granted with an exercise price equal to the closing price of our Company’s stock on the date of grant and are exercisable for ten years from the date of grant. The settlement of vested RSUs received from such equity award may be deferred. The annual grant for directors is expected following the annual meetings of stockholders.

Pro Rated Annual Equity Award. A non-employee director who joins our Board after the annual grant will receive an equity award upon joining our Board which will be pro rated based on the number of months to be served until the next annual equity award ($12,500 per month) divided by the closing price of our stock on the day of the award. These pro rata equity awards will fully vest on the first anniversary of the date of grant, unless otherwise determined by the Board. A pro rated annual equity award for the non-employee directors was made on January 28, 2011 to all non-employee directors, other than Ms. Jackson whose award was granted on February 1, 2011, for months of service until the 2011 annual meeting of stockholders. These pro rated awards vest on the last business day before the 2011 annual meeting of stockholders.

Director Compensation Table

The following table sets forth information concerning the 2010 compensation awarded to non-employee directors of Motorola Mobility for meetings held in preparation for the Separation from our Former Parent:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(2) (d)	All Other Compensation ($)(3) (g)	Total ($) (h)
Jon E. Barfield(4)	—	—	—	—	—
William R. Hambrecht	$6,250	—	—	—	$6,250
Jeanne P. Jackson(5)	—	—	—	—	—
Keith A. Meister	6,875	—	—	—	6,875
Thomas J. Meredith	6,875	—	—	—	6,875
Daniel A. Ninivaggi	6,250	—	—	—	6,250
James R. Stengel	7,500	—	—	—	7,500
Anthony J. Vinciquerra	8,333	—	—	—	8,333
Andrew J. Viterbi	6,250	—	—	—	6,250

(1)	As described above, directors may elect to receive a portion of their retainer or other fees in the form of restricted stock units (“RSUs”) that may be deferred. No directors deferred fees in 2010. The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director received in cash for 2010.

(2)	As of December 31, 2010, no stock or option awards were outstanding for the directors. In the first quarter of 2011, directors were granted a pro rated annual equity award for months of service until the 2011 annual meeting of stockholders.

(3)	The aggregate amount of perquisites and personal benefits, securities or property given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000.

(4)	Mr. Barfield joined the Motorola Mobility Board on January 4, 2011.

(5)	Ms. Jackson joined the Motorola Mobility Board on January 8, 2011.

PROXY STATEMENT	17

Director Insurance Coverage

Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. As a subsidiary of our Former Parent throughout 2010, no premiums were separately paid by Motorola Mobility for coverage of non-employee directors and their spouses during the year ended December 31, 2010.

What is the Process for Identifying and Evaluating Director Candidates?

As stated in the Motorola Mobility Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee will review and consider many factors, including experience in the context of the Board’s needs, leadership qualities, diversity, ability to exercise sound judgment, existing time commitments and independence. It will also consider ethical standards and integrity.

The Governance and Nominating Committee will consider nominees recommended by Motorola Mobility stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.

The Governance and Nominating Committee will consider recommendations from many sources, including members of the Board and search firms. During 2010, in connection with the Separation, our Former Parent’s board of directors recommended Mr. Hambrecht, Dr. Jha, Mr. Meister, Mr. Meredith, Mr. Stengel and Mr. Vinciquerra. Mr. Barfield and Ms. Jackson were identified by a search firm and our chief executive officer identified Mr. Viterbi as potential director candidates. Carl C. Icahn and his related entities, our largest stockholder, recommended Mr. Ninivaggi as a director candidate and the Company agreed to nominate him for 2010 through 2013 pursuant to a Letter Agreement with the Company dated November 30, 2010 attached to our amended Registration Statement on Form 10. From time to time, we expect that Motorola Mobility will hire global search firms to help identify and facilitate the screening and interview process of director nominees. We expect that the search firm will screen candidates based on the Board’s criteria, perform reference checks, prepare a biography for each candidate for the Committee’s review and help arrange interviews. The Committee will conduct interviews with candidates who meet the Board’s criteria and will do a robust assessment of the candidate. In 2010, a global executive search firm was retained to help identify director prospects, perform candidate outreach and provide other related services.

PROPOSAL NO. 2

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As a newly independent public company on January 4, 2011, the Motorola Mobility Board and management have thoughtfully redesigned our executive compensation objectives, policies and programs for the businesses we are in and the strategic mission of the Company.

Principles for Motorola Mobility’s New Compensation Program

Our compensation programs are designed to be strongly linked to performance by:

(1)	measuring performance at the individual, business segment and overall Company level;

(2)	leveraging the talent assessment program to closely align compensation to recent and relevant results;

(3)	providing highly differentiated rewards at the individual and business segment level, as warranted by performance; and

(4)	utilizing a high proportion of stock options in the long-term incentive program for executives.

Our “at-risk” compensation programs (both short- and long-term) provide for significant upside for superior performance and downside for underperformance and align executives’ interests to those of our stockholders.

New Program and Practices

For 2011, Motorola Mobility, together with our Chairman and CEO, have made several program decisions intended to enhance the effectiveness of rewards and align them to current best practices. For

18	PROXY STATEMENT

example, both our Chairman and CEO and our NEOs hired in 2010 voluntarily agreed to forego a tax gross up on a change in control. We have also eliminated tax gross ups under the change in control severance plan for newly hired or promoted executives and notified other participants that we are eliminating tax gross ups once the three year notice period under the Former Parent’s plan is concluded.

Several other program improvements are outlined in more detail in “Our New Rewards Programs and Practices After Separation and Specific Improvements” section in the “Compensation Discussion and Analysis”.

Pursuant to Section 14A of the Securities Exchange Act, we are seeking stockholder advisory approval, commonly known as a “Say-on-Pay”, of the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement, through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material in this Proxy Statement.”

Although your vote is advisory and not binding upon the Board, the Board and its Compensation and Leadership Committee take the outcome of the vote expressed by its stockholders into consideration for future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

The Company’s stockholders are being provided the opportunity to cast a non-binding, advisory vote on the frequency of how often the Company should include an advisory vote on executive compensation or a “Say-on-Pay” in its proxy materials for future annual stockholder meetings and certain special meetings, when applicable, pursuant to Section 14A of the Securities Exchange Act.

Stockholders may vote under this proposal to hold a “Say-on-Pay” advisory vote on executive compensation every year, every two years or every three years.

Our Board is recommending an annual advisory vote on executive compensation.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE YEAR. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal year 2010 are described under “Audit Committee Matters—Independent Registered Public Accounting Firm Fees”.

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

PROXY STATEMENT	19

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

EQUITY COMPENSATION PLAN INFORMATION

The Company’s did not have any outstanding shares issued under a Company equity compensation plan as of December 31, 2010.

OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

The following table sets forth information as of February 28, 2011, regarding the beneficial ownership of shares of Motorola Mobility Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table (the “Named Executive Officers”), and by all current directors, nominees and executive officers of the Company as a group. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

	Total Shares Beneficially Owned
Name	# of Shares(1)		% of Class
Sanjay K. Jha	4,091,452	(2)(3)	1.23	%(2)
Jon E. Barfield	845	(4)	*
William R. Hambrecht	12,464	(4)	*
Jeanne P. Jackson	894	(4)	*
Keith A. Meister	7,279	(4)	*
Thomas J. Meredith	159,915	(4)(5)	*
Daniel A. Ninivaggi	1,057	(4)	*
James R. Stengel	13,860	(4)	*
Anthony J. Vinciquerra	11,046	(4)	*
Andrew J. Viterbi	21,057	(4)	*
Marc E. Rothman	197,340	(6)	*
Daniel M. Moloney	249,424	(7)	*
Scott A. Crum	83,413	(8)	*
Geoffrey S. Roman	88,721	(9)	*
All current directors, nominees and current executive officers as a group (18 persons)(10)	5,106,270	(10)	1.37	%(2)

*	Less than 1%

(1)	This column includes: (1) shares under exercisable options on February 28, 2011 and options which become exercisable within 60 days thereafter; (2) restricted stock and stock units which are deemed to be beneficially owned on February 28, 2011 or 60 days thereafter; and (3) interests, if any, in shares held in the transitional Company Stock Fund of the Motorola Mobility 401(k) Plan, which is subject to certain investment restrictions. Restricted stock and stock units without voting rights are not deemed beneficially owned until the restrictions have lapsed. We include such restricted stock and stock units in the column “# of Shares” as noted, but they are excluded from the computation of percentages of shares owned. Each stock unit is intended to be the economic equivalent of a share of Motorola Mobility Common Stock. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

20	PROXY STATEMENT

(2)	Pursuant to Dr. Jha’s employment agreement, on January 28, 2011, he was granted post-separation equity awards (“Post-Separation Equity Awards”) in an amount that, together with his inducement equity awards received at the time of hire, represented approximately 1.8% ownership of the stock of Motorola Mobility. This amount was determined based upon a formula that took into account the Company’s initial market capitalization. This formula was included in his employment agreement originally entered into between Dr. Jha and our Former Parent with 90% of the award in stock options (“Post-Separation Option Award”) and 10% in restricted stock (“Post-Separation Restricted Stock Award”). On January 28, 2011 (the “Grant Date”), Dr. Jha was granted the Post-Separation Restricted Stock Award of 318,792 shares of restricted stock and the Post-Separation Option Award of 2,869,131 stock options to purchase shares of Company Common Stock with an exercise price based on the closing market value on the date of grant of $29.59. The Post-Separation Equity Awards vest, subject to continued employment, in three installments, each vesting date to be the later of (1) the date on which the average closing price of Motorola Mobility Common Stock over a 15 day trading period is 10% greater than the average closing price of Motorola Mobility Common Stock over its first 15 trading days, and (2) the first, second and third anniversary of the Grant Date, as applicable. Dr. Jha’s total shares beneficially held and resulting ownership percentage in the table include Dr. Jha’s Post-Separation Restricted Stock Award which has voting rights, but does not include Dr. Jha’s unexercisable Post-Separation Option Award. For further information on Dr. Jha’s outstanding equity awards as of December 31, 2010, see the “Outstanding Equity Awards at 2010 Fiscal Year-End” table.

(3)	Dr. Jha’s holdings include 318,792 shares that are subject to restrictions and 459,834 stock units that are subject to restrictions.

(4)	In connection with the pro rated annual equity grant to directors: Mr. Barfield’s holdings include 845 stock units; Ms. Jackson’s holdings include 894 stock units; and Mr. Hambrecht’s, Mr. Meister’s, Mr. Meredith’s, Mr. Ninivaggi’s, Mr. Stengel’s, Mr. Vinciquerra’s, and Dr. Viterbi’s holdings include 1,057 stock units, each that are subject to restrictions.

(5)	Mr. Meredith’s holdings include 19,700 stock units that are subject to restrictions from his time served as interim chief financial officer of our Former Parent.

(6)	Mr. Rothman’s holdings include 98,548 stock units that are subject to restrictions.

(7)	Mr. Moloney’s holdings include 231,909 stock units that are subject to restrictions.

(8)	Mr. Crum’s holdings include 83,413 stock units that are subject to restrictions.

(9)	Mr. Roman’s holdings include 32,858 stock units that are subject to restrictions.

(10)	All directors, Named Executive Officers and current executive officers as a group have sole voting and investment power over 291,962 of these shares and shared voting and investment power over 250 of these shares. Included under “Total Shares Beneficially Owned” are 1,043,852 stock units that are subject to restrictions and 3,400,420 shares under options exercisable on February 28, 2011 and within 60 days thereafter. Each stock unit is intended to be the economic equivalent of a share of the Company’s Common Stock.

No directors, nominees or current executive officers have pledged shares of the Company’s Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Company Common Stock.

PROXY STATEMENT	21

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock.

	Total Shares Beneficially Owned
Name and Address	# of Shares	% of Class
Carl C. Icahn and related entities, 767 Fifth Avenue, 47th Flr., New York, NY 10153(1)	33,505,706(2) shares of Common Stock	11.39%
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	27,452,946(3) shares of Common Stock	9.3%

(1)	A Schedule 13D (the “Icahn Schedule 13D”) was filed with the Securities and Exchange Commission on January 12, 2011 filed jointly by Carl C. Icahn and the following related entities (collectively, the “Reporting Persons”): (1) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, NY 10601, and (2) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP, each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The Icahn Schedule 13D indicates that, as of the date of the Icahn Schedule 13D, High River Limited Partnership (“High River”) directly beneficially owns 6,701,141 shares; Icahn Partners LP (“Icahn Partners”) directly beneficially owns 10,233,789 shares; Icahn Partners Master Fund LP (“Icahn Master”) directly beneficially owns 11,585,004 shares; Icahn Partners Master Fund II L.P. (“Icahn Master II”) directly beneficially owns 3,353,340 shares; and Icahn Partners Master Fund III L.P. (“Icahn Master III”) directly beneficially owns 1,632,432 shares. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

(2)	Solely based on information in the Icahn Schedule 13D, as of the date of the Icahn Schedule 13D.

(3)	Solely based on information in a Schedule 13G/A filed with the SEC by Dodge & Cox on February 10, 2011 for share holdings of Motorola, Inc. on December 31, 2010. The Schedule 13G/A indicates that as of December 31, 2010, Dodge & Cox was the beneficial owner with sole dispositive power as to 27,452,946 shares, and sole voting power as to 26,028,898 of such shares. The share amounts have been converted to reflect the Distribution by Motorola, Inc. of shares of Motorola Mobility.

22	PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Prior to the Separation from Motorola, Inc. (the “Former Parent”) on January 4, 2011, Motorola Mobility Holdings, Inc. (“Motorola Mobility” or the “Company”) was a subsidiary of the Former Parent and each Named Executive Officer (“Named Executive Officer” or “NEO”) was employed by the Former Parent or its subsidiaries. In connection with the Separation, in December 2010, the board of directors of Motorola Mobility (our “Board”) formed its own Compensation and Leadership Committee. In this Compensation Discussion and Analysis, we refer to the Compensation and Leadership Committee of the Former Parent as the “Former Parent Compensation Committee” and the Compensation and Leadership Committee of Motorola Mobility as “our Compensation Committee”. As a newly independent public company, our Compensation Committee determines the Company’s executive compensation for 2011 and beyond.

MOTOROLA MOBILITY

Our New Rewards Objectives and Guidelines After Separation

As a newly independent public company on January 4, 2011, we have the opportunity to redesign our executive compensation objectives, policies, practices and programs for the businesses we are in and to align with the strategic mission of our Company. We are designing our compensation programs and practices to drive financial performance, incentivize execution on our business strategy and change our culture. Our new programs and practices reward superior performance on an individual, business segment and overall Company level and provide long-term incentives to employees in roles critical to our future.

Our objective is to provide a total compensation package that is competitive and that allows for significant upside when superior performance is achieved and less than target when performance is below expectations. While more remains to be done, significant efforts have been made in the short time since Separation to align our programs to our principles.

Each pay component plays a different and important purpose in an employee’s overall compensation and each component is influenced by different elements of our talent assessment.

•	Base salary and merit increases are influenced primarily by market competitiveness and an individual’s skill set.
•	Short-term incentives reward recent individual and business performance.

•	Equity grants recognize strategic potential and criticality of the role to the Company, longer-term business contributions and are a long-term retention tool.

Our rewards programs and levels generally target median market practices of our comparator group for the industries and locations in which we operate through designs that link Company, business segment, and individual performance. Our Compensation Committee and Dr. Jha have discretion to set individuals’ total compensation above or below the median market levels for strategic positions when the value of the role and the individual’s experience, performance and specific skill set justifies variation.

We have set the following guiding principles for the development and implementation of our new rewards programs and have taken specific actions in 2011 to align to these principles:

1. Be Market Competitive

Our compensation programs (base salary, annual and long-term incentives) and benefits target the median of our comparator group discussed later, but may provide long-term incentive opportunities that are above the median for a select group of key strategic talent. The mix of compensation and benefits seeks to be competitive within the high technology market, and achieve market competitiveness for individual programs as appropriate given their cost and complexity.

2. Pay for Performance

Our compensation programs are strongly linked to performance by:

(a)	measuring performance at the individual, business segment and overall Company level,

(b)	leveraging the talent assessment program to closely align compensation to recent and relevant results,

(c)	providing highly differentiated rewards at the individual and business segment level, as warranted by performance, and

(d)	utilizing a high proportion of stock options in the long-term incentive program for executives.

PROXY STATEMENT	23

Additionally, the “at-risk” compensation programs (both short and long-term) provide for significant upside for superior performance and downside for underperformance without encouraging unnecessary and excessive risk taking that could jeopardize the Company. When performance goals are not met, we are committed to reducing or eliminating short-term incentive bonuses and we are implementing a new annual incentive plan that will permit us the flexibility to do so on an individual, business segment or overall Company level.

3. Align Equity Awards to Business Strategy

We seek to effectively use equity awards as a tool to differentiate, reward and retain strategic talent who are expected to have the greatest impact on the Company’s future results. This concentrates our equity awards on strategic talent with the largest grant being awarded to critical talent. With such efforts, we seek to maintain market competitiveness by high technology industry standards.

4. Limit Perquisites and Gross Ups

As a new public company we strive to limit executives’ perquisites to those which are market competitive or considered necessary to help ensure our executives perform better and with fewer distractions. Further, as discussed below, we have already taken several measures to eliminate tax gross ups in a change in control.

Our New Rewards Programs and Practices After Separation and Specific Improvements

Our Chairman and CEO’s Compensation

Unique circumstances demanded the Former Parent attract a top quality leader for our Mobile Devices business, particularly to accomplish the Separation into two independent, publicly traded companies. The Former Parent Compensation Committee determined it was necessary to have Dr. Jha’s employment agreement reflect a competitive and compelling compensation package involving a significant amount of “at-risk” equity. Attracting Dr. Jha to Motorola required both guaranteeing certain elements of compensation and also providing inducements to accept the additional risk of leading a turnaround and Dr. Jha was one of very few industry leaders qualified to meet this challenge. Nevertheless, as we are now a new public company, the Chairman and CEO and our Compensation Committee made significant changes to these arrangements and certain provisions are no longer applicable, as described below:

•	Forego Tax Gross Ups. Dr. Jha voluntarily amended his employment agreement to:

(1)	forego and eliminate a tax gross up in the event of an excise tax on a change in control benefit under Internal Revenue Code (“IRC”) 280G provided in his employment agreement originally entered into with the Former Parent, and

(2)	forego and eliminate a tax gross up for his temporary housing allowance provided in his employment agreement originally entered into with the Former Parent.

•	Forego Partial Bonus. Dr. Jha decided to voluntarily forego $704,000 of earned formula-based and discretionary bonuses granted to him for 2010 performance.

•

No Guaranteed Bonuses. Dr. Jha is no longer entitled to any guaranteed minimum annual bonus, beginning with the 2010 bonus period. While his target remains 200%, his bonus amount, if any, is determined by performance with no contractual minimum.

•	Forego Loss on Sale. Dr. Jha decided to voluntarily forego the loss on sale provision for home relocation under his employment agreement originally entered into with the Former Parent.

•

No Contingent Payment Possible. On January 4, 2011, by nature of the Separation occurring, the Contingent Payment of $38 million in the event the Company did not separate is no longer possible for Dr. Jha. At the time of his original employment agreement with the Former Parent, the Contingent Payment was considered necessary in order to attract an executive of his unique caliber and experience to tackle the challenges and career risks associated with turning around the Mobile Devices business, particularly if circumstances precluded the separation from occurring. This provision is no longer applicable.

•

Low End of Separation Equity Range. In connection with the Separation and pursuant to his employment agreement, Dr. Jha was entitled to an equity grant in an amount that, together with his inducement equity awards received at the time of hire, represented between 1.8% to

24	PROXY STATEMENT

3.0% of the equity of the Company. His actual resulting equity awarded under this formula was approximately 1.8%—on the lowest end of the range.

•

No LRIP Participation. Dr. Jha has never participated in the long-range incentive plan (“LRIP”) multi-year cash incentive plan and the Company does not expect to implement such a plan in the near-term.

•

Exceeds Six Times Salary Stock Ownership Guideline. As discussed later, our Chairman and CEO is required to maintain stock equal to six times his base salary and his ownership far exceeds these guidelines.

Our Program Re-Design

Motorola Mobility has established its own compensation programs and practices for 2011. In addition to efforts related to our Chairman and CEO above, we have made several changes to align our programs to current best practices and in ways intended to enhance the effectiveness of our rewards programs.

•	Gross Ups Eliminated or Minimized by:

1.	eliminating tax gross ups under the change in control severance plan for newly hired or promoted executives;

2.	notifying the remaining executives with change in control benefits that we are eliminating tax gross ups once the three year notice period under the Former Parent’s change in control severance plan is concluded; and

3.	Mr. Moloney and Mr. Crum, who were hired in 2010, voluntarily and immediately foregoing a tax gross up in the event of a change of control provided under the change in control severance plan for legacy participants without waiting for the conclusion of the three year notice period to eliminate this provision.

•

Change in Control Benefits Reduced. We reduced the benefits for new participants under our change in control severance plan from a 3-times severance multiple to a 2-times severance multiple as discussed in “Change in Control Protection” and notified the remaining executives with change in control benefits that the severance multiple will be no greater than a

2-times severance multiple once the three year notice period under the Former Parent’s plan is concluded. We also intend that the new plan’s eligibility would be limited to a smaller group of key executives.

•	Peer Group More Closely Tailored. We updated the comparator group of peer companies to be more reflective of our businesses and size after the Separation from the Former Parent.

•

“At-Risk” Compensation Weighted. We designed stock options to be approximately two-thirds of executives’ long-term incentive value to ensure amounts are “at-risk” based on performance and aligned with stockholders in a responsible manner without creating undue risk.

•

Eliminated Long-Term Cash Incentive Plans. We have not adopted a multi-year, long-term cash incentive plan for Motorola Mobility and instead have rebalanced our long-term incentives to be delivered in the form of equity awards.

•

Aligned First Equity Grant to Stockholders. We accelerated the first annual equity grant to January from May in 2011 to coincide with the formation of a new, independent company and to align executives’ interests with stockholders at an earlier date.

•

Increased Differentiation and Pay-for-Performance. We increased differentiation by targeting annual equity awards to a more limited number of recipients expected to have the greatest impact on the Company’s future results. Further, we are implementing a new annual bonus plan that permits us the flexibility to increase awards within limits or reduce awards to zero.

•

More Direct Link from Performance to Results. As a smaller company with fewer segments, our equity program has a more direct link for an individual’s performance to directly impact the stock price of the Company, creating enhanced incentives for superior individual performance.

•

Extended Retention Value of Equity. We increased the standard equity vesting period from three to four years to extend retention value and promote long-term performance, reducing incentives for excessive risk taking.

•	Best Practice on Change in Control Trigger. We have a “double trigger” in the Change in

PROXY STATEMENT	25

Control Severance Plan, which requires that an executive be separated from service or terminates for good reason in conjunction with a change in control event before receiving any change in control payouts. We also have a “modified double trigger” in the 2011 Incentive Compensation Plan which provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor. For awards that are assumed or replaced during a change in control, accelerated treatment is only afforded if the executive is separated from service or terminates for good reason within 24 months of the change in control event.

•

Clawback Policy. We have a recoupment policy applicable to our executive officers, also called a “clawback” policy, that provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial results, reducing incentives for excessive risk taking.

•

Stock Hedging Prohibited. We have an “anti-hedging” policy that prohibits all vice presidents and above, including our executive officers from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities, reducing incentives for excessive risk taking.

•

Independent Compensation Consultant. Our Compensation Committee engages an independent compensation consultant who reports directly to the Committee and provides no other services directly or indirectly to Motorola Mobility.

•

Risk Reviewed. Our Compensation Committee, with the input of management and the independent compensation consultant, reviews an annual risk assessment of Motorola Mobility compensation practices and will make adjustments if undue risks are identified.

•

Target Median Compensation. We intend to target the market median for total compensation as well as for each individual component of total direct compensation, with deviations when the criticality of the role, performance and specific skill set justifies variation.

2010 Business Highlights

2010 was a transformational year for our Company. In February 2010, the Former Parent announced a revised strategy and timeline for the

Separation, which included splitting the formerly combined Home and Networks business segment between Motorola Mobility (comprised of the Mobile Devices and Home businesses) and Motorola Solutions (comprised of the remaining businesses) and completing the Separation by the first quarter of 2011, which was successfully accomplished on January 4, 2011.

The Company’s financial performance significantly improved in 2010 as did the Former Parent’s, which is especially noteworthy considering the challenging economic environment we faced while at the same time managing the complexities associated with executing the Separation. The significantly improved financial performance of both the Company and the Former Parent correlated to increased payouts under the annual incentive plan, the Motorola Incentive Plan (“MIP”), and the continued recovery of the Former Parent’s stock price correlated to payouts under two of the three LRIP cycles. In the case of the Mobile Devices business which did not receive bonuses for 2008 and received very small bonuses for 2009, the improved performance resulted in correspondingly larger bonuses under MIP. The sections “Short-Term Incentives” and “Long-Term Incentives” provide details regarding how the improved business and stock performance correlated to payouts under both the MIP and LRIP programs.

FORMER PARENT

Remainder of this Compensation Discussion and Analysis

The historical compensation strategy, including for compensation shown in the Summary Compensation Table for 2008, 2009 and 2010, was implemented by the Former Parent’s senior management and the Former Parent Compensation Committee. The remainder of this Compensation Discussion and Analysis covers the 2010 executive compensation provided in the tables that follow, with additional 2011 disclosure as noted, for the most highly compensated Motorola Mobility NEOs.

2010 Former Parent Compensation

Executive compensation arrangements with and compensation decisions regarding NEOs prior to our Separation were decided by the Former Parent Compensation Committee with the exception of the individual performance factors for 2010 under the Motorola Incentive Plan which were determined by our Compensation Committee with the concurrence of our Board of Directors in the case of Dr. Jha.

26	PROXY STATEMENT

Our Chairman and CEO, CFO and NEOs held the following positions at the Former Parent during 2010 and currently at Motorola Mobility, as indicated:

•	Sanjay K. Jha, Co-Chief Executive Officer, Motorola, Inc.; Chairman and Chief Executive Officer, Motorola Mobility

•	Marc E. Rothman, Senior Vice President, Motorola, Inc.; Senior Vice President, Chief Financial Officer, Motorola Mobility

•	Daniel M. Moloney, Executive Vice President, Motorola, Inc.; President, Motorola Mobility

•	Scott A. Crum, Senior Vice President, Motorola, Inc.; Senior Vice President, Chief People Officer, Motorola Mobility

•	Geoffrey S. Roman, Senior Vice President, Motorola, Inc.; Senior Vice President, Chief Technology Officer, Motorola Mobility

Following the Separation, all listed executives are employed by the Company and are no longer employees of the Former Parent.

Former Parent 2010 Compensation Actions

The revised timing of the Separation, which was initially anticipated to be completed in 2009, had a significant influence on pay decisions for Dr. Jha. Dr. Jha’s employment agreement permitted him to terminate employment for Good Reason and collect severance, in addition to receiving a significant contingent cash payment, if the Separation was not completed by October 31, 2010. To address the revised timing of the Separation (and mitigate risks in the event of further Separation delays) and to incent Dr. Jha to execute the Separation based on the new timeline of the first quarter of 2011, Dr. Jha’s agreement was amended to extend the date on which he had the right to terminate for Good Reason to June 30, 2011. The Separation related equity award formulas in Dr. Jha’s employment agreement were also modified as discussed in the “Employment Contracts” section.

Roles in Determining 2010 Compensation

The following provides an overview of the roles and responsibilities of the various parties involved in determining 2010 compensation:

Former Parent Compensation Committee

•	Oversaw certain employee compensation and benefit programs, including approval of annual and long-term incentive plan performance goals.

•

Evaluated the performance and development of senior management and approved compensation actions involving members of the senior leadership team or any officer subject to Section 16(a) of the Securities Exchange Act of 1934 (a “Section 16 Officer”).

•	Reviewed Co-CEO performance and recommended Co-CEO compensation actions to the independent members of the Former Parent Board for their concurrence.

•	Recommended the compensation program for non-employee directors to the Governance and Nominating Committee of the Former Parent Board.

•	Regularly assessed the risk exposure of all programs under the Former Parent Compensation Committee’s purview.

Former Parent Board of Directors

•	Approved Co-CEO compensation actions, as recommended by the Former Parent Compensation Committee.

•	Approved non-employee director compensation, as recommended by the Former Parent Compensation Committee and the Governance and Nominating Committee.

•	Implemented actions regarding certain compensation and benefit plan matters, as required by the Former Parent Compensation Committee’s charter.

Our Compensation Committee

•	Reviewed and determined individual performance factors for 2010 under the Motorola Incentive Plan, with the concurrence of our Board in the case of Dr. Jha.

Co-CEOs

•	Recommended all compensation actions involving members of the senior leadership team or any Section 16 Officer to the Former Parent Compensation Committee for its approval.

•	Took an active role in Former Parent Compensation Committee meetings at which the performance and compensation actions for members of the senior leadership team or Section 16 Officers were discussed.

•	Recommended annual and long-term incentive plan performance goals to the Former Parent Compensation Committee for its approval.

PROXY STATEMENT	27

Senior Leadership Team

•	Executed the objectives of the Former Parent’s total compensation program.

•	Each member approved all compensation actions for his or her respective function and was accountable for compliance with established governance procedures.

Human Resources

•	Supported the Former Parent Compensation Committee in its work.

•	Per delegated authority, fulfilled various functions in administering the Former Parent’s total compensation programs.

•	Along with the Former Parent Compensation Committee’s independent consultant, prepared recommendations regarding Co-CEO compensation.

Independent Consultant to the Former Parent Compensation Committee

•	Carried out compensation reviews as directed by the Former Parent Compensation Committee.

•	Participated in certain Former Parent Compensation Committee meetings and provided input on compensation recommendations and programs from time to time.

Dr. Jha was not involved in the preparation of or recommendations related to his compensation and did not participate in the discussions regarding his compensation at the Former Parent Compensation Committee or Board meetings. The Former Parent Compensation Committee could not unilaterally approve compensation or compensation changes for Dr. Jha without concurrence of the Former Parent’s Board.

Former Parent Compensation Mix

When making 2010 compensation decisions, the Former Parent Compensation Committee considered the total direct compensation levels for each executive position against the median of similar positions in the Former Parent’s comparator group of large-cap, high-tech companies. The Former Parent intended to provide competitive total compensation, as well as competitive compensation for each element comprising total compensation. As a result, the Former Parent did not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, certain limits were placed on benefits available under life and disability plans and investment plans, including the Former Parent’s pension plans, while ensuring competitiveness in the marketplace. The Former Parent’s “qualified” plans are also subject to IRS limits. Although the Former Parent structured the executive compensation program to be targeted at the median of the comparator group, the exact percentile may differ by individual and is based on their specific performance, experience, skill set, position and ability to impact business results.

In keeping with the guiding principles of being “business driven” and “performance differentiated”, the Former Parent also structured the executive compensation program so that generally greater than 80% of Former Parent’s NEO’s targeted total compensation was delivered in the form of performance-based incentives; however, not all Motorola Mobility NEOs were the Former Parent’s NEOs and therefore may vary from this structure.

The following table highlights the specific 2010 target pay mix of each Motorola Mobility NEO:

*	note that values for Mr. Moloney and Mr. Crum reflect annualized salary and target annual incentives; the LTI values reflect their new hire equity grants and for Mr. Crum also includes the LRIP target.

Former Parent 2010 Comparator Group

The Former Parent Compensation Committee reviewed the composition of the comparator group at

28	PROXY STATEMENT

least annually to determine the appropriateness and applicability of the group for establishing its compensation programs and making individual pay decisions for NEOs. As a result of the Company’s transformation preceding the Separation, our comparator group changed.

In early 2010, the Former Parent used a comparator group relevant for a company of the Former Parent’s size and multi-industry focus. This peer comparator group consisted of the following large-cap, high-tech companies that, in the aggregate, the Former Parent Compensation Committee believed best represented the Former Parent’s portfolio of businesses and competition for executive talent at the time.

Alcatel-Lucent	LM Ericsson Telephone Co.

Apple Inc.	Microsoft Corporation

Cisco Systems, Inc.	Nokia Corporation

Dell, Inc.	Nortel Networks Corp.

EMC Corporation	Oracle Corporation

Hewlett-Packard Company	QUALCOMM, Inc. Sun Microsystems Inc. Texas Instruments, Inc.
Intel Corporation
International Business Machines Corp.

2010 Transitional Comparator Group

Due to the unique circumstances of the Separation, the Former Parent’s Compensation Committee deemed it appropriate to establish separate comparator groups for Motorola Mobility in the latter part of 2010 in order to benchmark companies of similar size and industry focus in planning for post-Separation compensation decisions.

The comparator group for Motorola Mobility was developed with input from the independent compensation consultant, Compensia, and includes:

Advanced Micro Devices Inc.	QUALCOMM Inc.

Agilent Technologies Inc.	Qwest Communications Int’l Inc.

Apple Inc.	Research in Motion Ltd.

Broadcom Corp.	SanDisk Corp.

eBay, Inc.	Seagate Technology

EMC Corporation	Sprint Nextel Corp.

Garmin Ltd.	Telephone & Data Systems Inc.

Micron Technology Inc.	Texas Instruments, Inc.

Nokia Corporation	Western Digital Corp.

NVIDIA Corp.	Yahoo Inc.

Our Compensation Committee will regularly review the appropriateness of the comparator group.

To supplement comparator group data and obtain a more complete picture of the overall compensation environment for the broader executive group and, from time to time, the NEOs, the Former Parent looked to multiple survey sources. During 2010, the Former Parent utilized supplemental data for some of the NEOs from the following survey sources:

•	CHiPS Executive & Senior Management Total Compensation Survey, published by Pearl Meyer & Partners, LLC;

•	Towers Watson U.S. Compensation Data Bank (CDB) TriComp Executive Database;

•	Radford Global Technology Survey, published by Radford, an Aon Hewitt consulting company; and

•	U.S. Global Premium Executive Remuneration Suite—Fortune 500® Organizations, published by Mercer.

Because these surveys contain competitive compensation market data on a number of companies spanning different industries, market analysis involves narrowing the available information to “data cuts” that most accurately reflect size, industry and competitive labor market.

The “data cuts” for the supplemental data used by the Former Parent for some of the Named Executive Officers during 2010 were:

•	the 16 large-cap, high-tech companies that comprise the Former Parent’s comparator group and participate in the above surveys;

•	an expanded comparator group that includes other high-tech companies;

•	all technology companies that participated in the above surveys; and

•	all companies that participated in the above surveys.

Former Parent’s Independent Consultant Engagement

The Former Parent Compensation Committee engaged an independent consultant to advise them on the Former Parent’s compensation strategy and program design. The consultant conducted an in depth evaluation of the compensation program on a periodic basis (typically every one or two years), and annually reviewed the specific compensation of Co-CEOs and the senior leadership team, including certain of our NEOs.

PROXY STATEMENT	29

During 2010, the Former Parent Compensation Committee chose to continue the engagement of Compensation Advisory Partners, LLC as its independent compensation consultant. Compensation Advisory Partners did not have any other business or consulting relationships with the Former Parent. The Former Parent Compensation Committee had occasional discussions with Compensation Advisory Partners without management present to ensure impartiality on certain decisions.

In 2010, the Former Parent Compensation Committee also engaged Deloitte to consult on the amendments to Dr. Jha’s employment agreement. Deloitte provided other services to the Former Parent, but did not provide any other compensation consulting services to the Former Parent Compensation Committee. Motorola Mobility management engaged Deloitte separately on compensation matters during 2010 to support the Company in preparation for the Separation and management (not our Compensation Committee) continues to engage Deloitte.

Prior to the Separation, the Former Parent Compensation Committee decided to engage another compensation consultant, Compensia as the compensation consultant to our Compensation Committee for Motorola Mobility compensation matters. Compensia does not have any other direct or indirect business relationships with either the Former Parent or Motorola Mobility. Our Compensation Committee has only engaged Compensia as its independent consultant and does not use Deloitte.

The fees during 2010 for the Former Parent Compensation Committees’ consultants are shown in the table below:

Type of Fees	Compensation Advisory Partners	Compensia	Deloitte
Former Parent Compensation Committee-related	$290,342	$349,498	$31,408
Non-Committee- related	$0	$0	$14,035,573

2010 Named Executive Officer Compensation

Base Salary

Base salary is a component of the compensation program designed to provide market competitive fixed compensation to attract and retain qualified talent. Base salary levels for each NEO were generally targeted at the median of the comparator group, but the exact percentile may differ by individual. The Former Parent Compensation Committee had the discretion to deviate from the targeted median when an NEO’s performance, experience and specific skill set warranted such a variation. In response to the economic downturn’s impact on the business, annual salary increases were not provided to most employees, including NEOs, in 2010. In addition, Dr. Jha took a 25% voluntary reduction in his base salary during 2009 and 2010.

Short-Term Incentives

Short-term incentives are a component of the compensation program designed to reward executives based on achievement against the established short-term performance goals and individual performance goals that support the broader business strategy. The MIP is an annual cash incentive plan that applied in 2010 to all employees (excluding those employees participating in a sales or other incentive plan), including NEOs.

The objectives of MIP were to:

•	Focus employees’ attention on achievement of the critical operating goals of the business.

•	Link employee rewards to their individual contribution in achieving business results.

•	Provide pay opportunities that were competitive with comparator companies in order to attract and retain a high-performing workforce.

MIP Incentive Formula

MIP awards were a function of an individual’s target incentive opportunity, annual business performance and individual performance. The payout value of a MIP award to each individual is based on the following formula:

Performance Factors

Individual Eligible Earnings	×	Individual Incentive Target %	×	Business Performance Factor	×	Individual Performance Factor	=	MIP Award

Individual Eligible Earnings

Individual Eligible Earnings equals the NEO’s base salary earnings during the incentive plan year.

MIP Individual Incentive Target

Individual Incentive Targets are based on market- competitive data and are established as a percentage of

30	PROXY STATEMENT

eligible earnings. At the beginning of each year, the Former Parent Compensation Committee designated individual target levels for each NEO. For 2010, Individual Incentive Targets for NEOs were generally targeted at the median of the Former Parent’s comparator group.

The 2010 MIP Individual Incentive Targets for our NEOs were as follows:

Named Executive Officer	Individual MIP Target as % of Base Salary	Individual MIP Target in $US
Dr. Jha	200%	$1,800,000
Mr. Rothman	75%	$322,500
Mr. Moloney	100%	$212,500
Mr. Crum	75%	$140,986
Mr. Roman	75%	$300,000

MIP Business Performance Factor

At the beginning of each year, the Former Parent Compensation Committee established performance targets for both the company as a whole and for specified business segments. Business Performance Factors, determined from actual performance results which impact the earned award, can range from 0% (no award paid) for below minimum financial performance to 130% for exceptional performance. The 2010 performance targets for the NEOs were based on corporate and business segment goals as follows:

NEO	2010 MIP Weighting	Rationale

Dr. Jha	70% Mobile Devices (“MDb”) + Home 30% Enterprise Mobility Solutions (“EMS”) + Networks	Higher weighting was placed on the Motorola Mobility businesses that Dr. Jha led while still acknowledging his ability to impact the overall performance of the Former Parent.

Messrs. Rothman, Moloney and Crum	100% Mobile Devices + Home	Mr. Rothman was the senior finance executive for Motorola Mobility (Mobile Devices + Home). Mr. Moloney was rehired in August 2010 as President of Motorola Mobility (Mobile Devices + Home). Mr. Crum was hired in July 2010 as the senior human resources executive for Motorola Mobility (Mobile Devices + Home).

Mr. Roman	57% Home 43% Mobile Devices + Home	Mr. Roman worked 210 days of the year in Home, the remainder in Motorola Mobility (Mobile Devices + Home).

In 2010, business segment and corporate goals were established based on Operating Earnings (“OE”) and Controllable Free Cash Flow (“CFCF”), which were key determinants in driving the short-term success in the businesses and what the Former Parent believed impacted stockholder value creation in the longer term.

OE carried a 65% weight in determining the Business Performance Factors. OE for incentive plan purposes was defined according to GAAP, excluding the effect of the following items: (1) reorganization, asset impairment, extraordinary, unusual and/or non-recurring items of gain or loss, separately identified in the Former Parent’s quarterly earnings press releases; (2) changes in tax or accounting regulations or laws; (3) the effect of discontinued operations; (4) the effect of a significant merger or acquisition and (5) expenses related to share-based compensation, intangible amortization, and unallocated incentive and function costs.

CFCF carried a 35% weight in determining the Business Performance Factors. CFCF for incentive plan purposes was defined as operating cash flow according to GAAP, excluding cash flow related to: (1) income taxes; (2) non-operating income or expense; and (3) unallocated incentive and function costs, less capital expenditures. (A capital expenditure is defined as the original cost of acquiring property, plant and equipment, as reported in the investing section of the cash flow statement per GAAP).

At the end of each plan year, the Former Parent Compensation Committee reviewed full year performance and the corresponding management recommendations regarding each Business Performance Factor (“BPF”). The Former Parent Compensation Committee exercised its discretion and approved certain adjustments to the final BPFs for the 2010 MIP. The results from the discontinued operations of the Networks business and the MIRS Communications

PROXY STATEMENT	31

business, including the impact of divesting the MIRS business, were included for determination of our 2010 MIP BPFs. The Former Parent Compensation Committee believed this was an appropriate adjustment since the Networks business was part of the Former Parent for all of 2010, and the 2010 BPF performance targets factored in the performance of both of these businesses.

2010 MIP Business Performance Targets and Results

The following tables reflect the minimum, target and maximum levels for each of the 2010 MIP BPF measures that pertain to each of the NEOs, as well as the actual and adjusted (for the impact of the above noted exceptions) 2010 performance levels. Assuming business performance meets the minimum threshold for a payout, the BPF formula allows for a range of 25% of the established target award level (at the minimum level of performance) to 130% of the established target award level (at the maximum level of performance).

Dr. Jha

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Actual, Adjusted Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Performance Factor	Business Weight	Weighted Result
MDb + Home OE	$94 million	$393 million	$533 million	$73 million	$73 million	0%	65%	46%	70%	32%
MDb + Home CFCF	–$22 million	$274 million	$412 million	$425 million	$425 million	130%	35%
EMS + Networks OE	$1.122 billion	$1.603 billion	$1.924 billion	$1.250 billion	$1.889 billion	127%	65%	128%	30%	38%
EMS + Networks CFCF	$946 million	$1.351 billion	$1.621 billion	$1.140 billion	$1.764 billion	130%	35%
Total Dr. Jha MIP Business Performance Factor (rounded)										71%

Messrs. Rothman, Moloney and Crum

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Result
MDb + Home OE	$94 million	$393 million	$533 million	$73 million	0%	65%	0%
MDb + Home CFCF	–$22 million	$274 million	$412 million	$425 million	130%	35%	46%
Total Messrs. Rothman, Moloney and Crum MIP Business Performance Factor							46%

Mr. Roman

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Resulting Business Performance factor	Performance Measure Weight	Weighted Performance Factor	Business Weight	Weighted Result
Home OE	$231 million	$330 million	$396 million	$271 million	42%	65%	56%	57%	32%
Home CFCF	$224 million	$321 million	$385 million	$309 million	82%	35%
MDb + Home OE	$94 million	$393 million	$533 million	$73 million	0%	65%	46%	43%	20%
MDb + Home CFCF	–$22 million	$274 million	$412 million	$425 million	130%	35%
Total Mr. Roman MIP Business Performance Factor									52%

32	PROXY STATEMENT

2010 MIP Individual Performance Factor

Individual Performance Factors seek to establish a clear line of sight by linking the performance management process with the rewards employees received. Individual performance is measured by both what an individual accomplishes (goal achievement) and how the individual accomplishes those goals (leadership behaviors). In light of the timing of our Separation, our Compensation Committee, with the concurrence of our Board in the case of the Chairman and CEO, determined 2010 Individual Performance Factors (“IPFs”) for each NEO to account for differences in individual contribution and performance.

IPFs can range from 0 (no award paid) for poor performance to 1.3 (130% of the formula-driven award) for exceptional performance.

2010 MIP Payouts

Based on the approved 2010 BPFs and IPFs, the actual 2010 MIP award for each NEO is set forth in the following table:

NEO	Eligible Earnings	MIP Target	Business Performance Factor	Actual 2010 MIP Award
Dr. Jha	$900,000	200%	71%	$1,278,000	(1)
Mr. Rothman	$430,000	75%	46%	$190,000
Mr. Moloney	$212,500	100%	46%	$125,000
Mr. Crum	$187,981	75%	46%	$84,000
Mr. Roman	$400,000	75%	52%	$156,000

(1)	Dr. Jha voluntarily elected to forego $278,000 under MIP for 2010.

Additionally, our Compensation Committee awarded discretionary bonuses to Dr. Jha and Mr. Rothman in recognition of their personal impact on improved business results and efforts to achieve the Separation. Dr. Jha voluntarily elected to forego his full 2010 discretionary bonus of $426,000.

Long-Term Incentives

Many of the Former Parent’s employees participated in one or more of the long-term incentive (“LTI”) programs, which were designed to promote a focus on long-term results, drive retention and align employees with the interests of the stockholders. The Former Parent considered several factors in the design of the LTI programs, including the need to attract and retain top talent, the cost impact of equity expensing, the evolving regulatory landscape, the impact on stockholder dilution and the Former Parent’s long-term business strategy.

In 2010, the LTI programs were comprised of equity awards (consisting of stock options and RSUs) and the three-year LRIP.

The 2010 LTI levels for NEOs were generally targeted at the 50th percentile of the comparator group, although the exact percentile may differ by individual. All of our NEOs received equity awards in 2010 and all participated in the 2010-2012 LRIP cycle, except for Dr. Jha and Mr. Moloney.

Equity Awards

Equity awards are a component of the compensation program designed to encourage ownership, align interests to those of stockholders, reward increases in the value of our Common Stock and enhance long-term retention of top talent. In May 2010, the Former Parent Compensation Committee granted equity to approximately 30,000 employees of Former Parent, as part of the annual equity award process. Both components of the annual equity grants, stock options and RSUs, will vest and become exercisable in three equal annual installments. The stock options expire ten years from the date of grant. All of these grants, as well as any other outstanding equity grants were replaced by substitute equity awards adjusted to align employees’ equity to the Common Stock of our new Company at Separation.

The exercise price of the stock options was set at the closing price of the stock on the date of grant. The Former Parent did not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Grants made outside the annual equity grant cycle (e.g., new hire, promotion and special recognition grants) are made on the first trading day of the month following the date of hire/promotion/recognition. Since 2002, the Former Parent’s grant date for the annual equity award has always been within a few days of the annual stockholders meeting in early May.

In 2010, all NEOs, except Messrs. Moloney and Crum who were not employees at the time, received stock options and RSUs as part of the annual equity award. Messrs. Moloney and Crum received grants in connection with joining the Former Parent. When planning for the annual equity award, it was the Former Parent Compensation Committee’s practice to establish individual awards based on a review of each NEO’s current compensation profile, external market pricing data, historical and outstanding equity grants

PROXY STATEMENT	33

and recent individual performance level in determining the number of stock options and RSUs to grant. Additionally, new hire, retention, and recognition grants may be awarded to employees.

The table below details equity granted to each NEO in 2010 in Former Parent RSU’s and Stock Options.

NEO	Restricted Stock Units	Stock Options	Grant Date(s)	Purpose
Dr. Jha	433,500	2,332,900	May 5, 2010	Annual Grant
Mr. Rothman	20,000	45,000	May 5, 2010	Annual Grant
Mr. Moloney	600,000	1,200,000	September 1, 2010	New Hire Grant
Mr. Crum	210,000	140,000	August 2, 2010	New Hire Grant
Mr. Roman	21,750	16,313	May 5, 2010	Annual Grant
	35,700	—	July 1, 2010	Retention Grant

For 2011, Motorola Mobility’s annual equity grants were accelerated to January replacing the May grant for 2011. In future years the annual equity grant is expected to be within a few days of the annual meeting in May. The annual equity grants were accelerated to coincide with the formation of a new, independent company and to align the interests of equity recipients with stockholders at an earlier date.

The 2011 annual grants included some one-time, larger than usual equity awards made to key individuals critical to the success of the Company as part of the Separation and formation of our new Company, including to the CEO as described in “Employment Agreement with Sanjay K. Jha”.

Beginning in 2011, for senior executives, equity is intended to represent 100% of the LTI, rather than cash. Stock options, particularly, represent approximately two-thirds of the LTI value to ensure rewards are “at-risk”, based on performance, and aligned with stockholders. In furtherance of our pay-for-performance and retention of key talent goals, the 2011 grant process used new talent assessment factors including the criticality of role and strategic potential of the individual and other factors. This assessment was designed to increase grant differentiation for superior potential and performance with awards for a more limited number of recipients expected to have the greatest impact on the Company’s future results.

Long-Range Incentive Plan

The Former Parent’s Long-Range Incentive Plan (“LRIP”) is a performance-based, multi-year incentive plan that our Former Parent provided to our senior executives, including the NEOs (excluding Dr. Jha pursuant to the terms of his employment agreement and Mr. Moloney, pursuant to his rehire offer). During 2010, there were three concurrent LRIP cycles in effect, each with a three-year performance cycle:

1.	2008-2010 LRIP Cycle: Concluded on December 31, 2010 with no payout.

2.	2009-2011 LRIP Cycle: Originally targeted to conclude on December 31, 2011, but terminated at Separation with performance ending on January 3, 2011.

3.	2010-2012 LRIP Cycle: Originally targeted to conclude on December 31, 2012, but terminated at Separation with performance ending on January 3, 2011.

We have not adopted a LRIP plan for Motorola Mobility and instead have rebalanced our long-term incentives to be delivered in the form of equity awards.

LRIP Termination at Separation

At Separation, the Former Parent’s 2009-2011 and 2010-2012 LRIP cycles were terminated for all participants and the 2008-2010 cycle concluded with no payout. LRIP awards are divided into (1) those pro rated as “earned” from the beginning of the cycle until the date of the Separation (for example, 2/3rds are “earned” for the 2009-2011 cycle for the completed years 2009 and 2010) and (2) those pro rated from the date of the Separation through the end of the original cycle as the “remaining target” for retention purposes (for example, 1/3rd is “remaining target” for the 2009-2011 cycle with 2011 not yet completed). Our Compensation Committee determined that structuring as described above for the remaining target was necessary as the LRIP program was being eliminated.

LRIP Earned until Separation. For LRIP awards earned until Separation, the performance of both LRIP cycles was measured as of the last date that the Former Parent’s common stock traded, which was January 3, 2011. The total shareholder return (“TSR”) performance of the Former Parent and the comparator group was measured from the beginning of each LRIP cycle through the last date that the Former Parent’s common stock was traded and Former Parent’s TSR ranking was determined accordingly under both of these LRIP cycles. The corresponding LRIP Payout Factor was applied to each legacy participant’s Individual LRIP Incentive Target. The earned payout amounts, which were pro rated to reflect the amount of time each LRIP cycle was in existence prior to termination, were reviewed and approved by our

34	PROXY STATEMENT

Compensation Committee in January 2011. Actual cash payments are earned by legacy participants, but will not be made until the original cycle end dates in early 2012 for the 2009-2011 LRIP cycle and early 2013 for the 2010-2012 LRIP cycle.

LRIP Remaining Target Retention Value. If a legacy LRIP participant remains an employee of the Company through the end of 2011 and 2012, the respective original cycle end dates of the Former Parent’s 2009-2011 and 2010-2012 LRIP cycles, such legacy LRIP participant will receive the remaining LRIP target amount paid in cash by the Company at that time. For retention purposes, a legacy LRIP participant must remain an employee through the end of the respective LRIP cycle to receive the remaining target amounts.

2008-2010 LRIP

In January 2011, the Former Parent Compensation Committee reviewed the performance of the 2008-2010 LRIP and determined no payments would be made since the minimum performance threshold for payment was not achieved. No new awards were granted in their place.

2009-2011 LRIP and 2010-2012 LRIP

The 2009-2011 and 2010-2012 LRIP programs have the same design and solely focus on the Former Parent’s three-year TSR relative to the three-year TSR of the identified comparator group.

The table below sets forth the design parameters for the 2009-2011 and 2010-2012 LRIP plans:

2009-2011 and 2010-2012 LRIP Summary:

Incentive Formula

Base Salary at Cycle Start	×	Individual Incentive Target	x	TSR Rank Payout Factor	=	LRIP Award

Example

$300,000	x	60%	x	100%	=	$180,000

Individual Incentive Target

The Former Parent Compensation Committee designated LRIP Individual Incentive Targets based on market competitive data. Targets were established as a percentage of each participant’s base salary at the start of the LRIP performance cycle.

TSR Rank Payout Factor

The TSR Rank Payout Factor was calculated in a two step process:

Step 1: Measure the three-year TSR for the Former Parent and each of the companies in the peer group.

TSR is calculated as follows:

Ending stock price (Daily average stock price during the final 3 months of the Performance Cycle)
+	Value of reinvested dividends
=	Total ending value
Beginning stock price
–	(Daily average stock price during 3 months preceding the start of Performance Cycle)
=	Total value created
÷	Beginning stock price
=	TOTAL SHAREHOLDER RETURN

Step 2: Rank Motorola Inc.’s TSR against each of the companies in the peer group to determine Relative TSR Payout Factor.

TSR Rank	Relative TSR Payout Factor	TSR Rank	Relative TSR Payout Factor
1 . . . . . . . . . . 200%		10 . . . . . . . . . . 75%
2 . . . . . . . . . . 200%		11 . . . . . . . . . . 50%
3 . . . . . . . . . . 190%		12 . . . . . . . . . . 25%
4 . . . . . . . . . . 170%		13 . . . . . . . . . . 0%
5 . . . . . . . . . . 150%		14 . . . . . . . . . . 0%
6 . . . . . . . . . . 140%		15 . . . . . . . . . . 0%
7 . . . . . . . . . . 125%		16 . . . . . . . . . . 0%
8 . . . . . . . . . . 110%		17 . . . . . . . . . . 0%
9 . . . . . . . . . . 100%

LRIP Individual Incentive Targets

The table below contains the Individual Incentive Targets for our NEOs for both LRIP cycles. These targets vary based on the responsibilities of each individual’s position and time in role:

	Individual LRIP Target as % of Base Salary
NEO	2008-2010	2009-2011	2010-2012
Dr. Jha[1]	n/a	n/a	n/a
Mr. Rothman	100%	100%	100%
Mr. Moloney[2]	n/a	n/a	n/a
Mr. Crum	16.67%	47.22%	80.56%
Mr. Roman	100%	100%	100%

[1]	Pursuant to the terms of his employment agreement, Dr. Jha was not eligible to participate in the 2008-2010, 2009-2011 or 2010-2012 LRIP cycles.
[2]	In connection with Mr. Moloney’s departure from the Former Parent on March 5, 2010, he forfeited any award under these LRIP plans and was not eligible to participate when he was rehired.

PROXY STATEMENT	35

2009-2011 LRIP: At LRIP termination, the Former Parent ranked #5 amongst the 16-company peer group, which correlated to a payout of 150% of target:

2009-2011 LRIP Final Relative TSR on January 3, 2011
Rank	Payout	Company Name	TSR
1	200%	Apple Inc.	228.88%
2	200%	EMC Corporation	106.38%
3	190%	Sun Microsystems	102.73%
4	170%	Texas Instruments Inc.	92.62%
5	150%	Motorola, Inc.	77.64%
6	140%	International Business Machines Corp.	74.29%
7	125%	Oracle Corp.	72.62%
8	110%	LM Ericsson Telephone Co.	58.76%
9	100%	Intel Corporation	50.64%
10	75%	QUALCOMM Inc.	38.19%
11	50%	Alcatel-Lucent	32.26%
12	25%	Microsoft Corporation	29.81%
13	0%	Cisco Systems, Inc.	23.66%
14	0%	Hewlett-Packard Company	19.99%
15	0%	Dell Inc.	16.93%
16	0%	Nokia Corp.	-25.95%
17	0%	Nortel Networks Corp.	-98.05%

2010-2012 LRIP: At LRIP termination, the Former Parent ranked #12 amongst the 16-company peer group, which correlates to a payout of 25% of target:

2010-2012 LRIP Final Relative TSR on January 3, 2011
Rank	Payout	Company Name	TSR
1	200%	Apple Inc.	58.27%
2	200%	Tyco Electronics	43.01%
3	190%	Oracle Corp.	31.77%
4	170%	Texas Instruments Inc.	27.72%
5	150%	EMC Corporation	26.24%
6	140%	eBay, Inc.	22.01%
7	125%	LM Ericsson Telephone Co.	10.46%
8	110%	QUALCOMM Inc.	9.57%
9	100%	Intel Corporation	8.06%
10	75%	Harris Corporation	7.96%
11	50%	Google, Inc.	4.54%
12	25%	Motorola, Inc.	-1.14%
13	0%	Microsoft Corporation	-5.96%
14	0%	LG Electronics	-7.24%
15	0%	Cisco Systems, Inc.	-10.54%
16	0%	Alcatel-Lucent	-17.16%
17	0%	Nokia Corp.	-18.16%

Executive Benefits and Perquisites

To enhance the ability to attract and retain top talent in a highly competitive labor market, the Former Parent sought to align the executive total compensation program offerings with those commonly provided by companies in the peer comparator group. To ensure the Former Parent remained competitive, the core elements of the total compensation program—including cash and equity based compensation plans—were supplemented by a few executive-only benefits and perquisites. The executive benefits and perquisites are described below.

As a new public company, we have adjusted these benefits as noted and will continue to review and evaluate the appropriateness of these benefits and perquisites.

Change in Control Protection. The Former Parent maintained a Board-approved change in control plan (the “CIC Plan”) which covered the NEOs and other members of the senior executive team. The Former Parent Board considered the maintenance of an effective and stable management team as essential to protecting and enhancing the value of the Former Parent for the benefit of stockholders. To that end, the Former Parent recognized that the possibility of a change in control may exist from time to time and that this possibility, and the uncertainty and questions it may raise amongst the senior management team, may result in the distraction, and potential departure, of management personnel to the detriment of the Former Parent and stockholders. The change in control provisions helped to encourage the continued attention and dedication of senior management to their assigned duties without the distraction that may arise from the possibility of a change in control event.

The CIC Plan employed a “double trigger” before benefits are paid to a plan participant. In other words, in order for severance benefits to be paid, both of the following events must be triggered: (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “cause” or the executive must leave for “good reason” within 24 months of the change in control. For definitions and a description of benefits provided under the CIC Plan, please refer to the section called “Former Parent Change in Control Arrangements”.

The purpose of the Change in Control Plan is to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a change in control. We have adopted a Change in Control Plan substantially similar to the Former Parent’s Change in Control Plan for legacy participants in recognition of the successorship clause and an amendment/notice clause in the Former Parent legacy plan that anticipates three years advance notice to participants of amendment or termination of the plan. All employees hired or promoted on or after January 5, 2011 who are eligible to participate in the Change in Control Plan will have more limited benefits under the Change in Control Plan. New participation is limited by our Compensation Committee and not all of the elected officers of the Company are expected to be included, significantly reducing the number of

36	PROXY STATEMENT

eligible employees under the Change in Control Plan in the future. Furthermore, the severance multiple for senior vice presidents becoming eligible to participate in the Change in Control Plan on or after January 5, 2011 is reduced from 3- to 2-times base salary and bonus. New participants will not be eligible for a tax gross up for benefits subject to the parachute payment excise tax. Moreover, the Company notified legacy plan participants that it intends to make material changes to benefits in three years from notification, including eliminating the tax gross ups, and reducing benefits to no more than 2-times base salary and bonus.

Use of Corporate Aircraft. Dr. Jha has strong visibility in the media and other public forums, as well as significant amounts of private and personal information readily available about him on the Internet. As a result, while serving as Co-CEO for the Former Parent, Dr. Jha was required to use corporate aircraft for all personal travel as part of the Former Parent’s corporate security program.

As Chairman and CEO of the Company, we expect this practice to continue. Furthermore, with major business facilities in various locations, Dr. Jha regularly commutes between these locations and his home and some of this travel is considered personal travel, the cost of which is described in the “Summary Compensation Table”. In 2010, approximately 85% of his personal travel involved commuting to or from San Diego, California and business locations or meetings, primarily in San Jose, California and Libertyville, Illinois. From time to time and on a limited basis, other executives are permitted to use aircraft for similar commuting or personal travel. The costs of personal use of corporate aircraft is imputed as income to the executive and no tax gross up is provided for such usage, except as provided for in the event of a home relocation.

Relocation Benefits. We provide and the Former Parent provided relocation and commuter benefits under relocation policies to employees, including the NEOs, who meet the criteria outlined in the policies. From time to time, in order to attract a particular employee and/or pursuant to an employment agreement, such as in the case of Dr. Jha, Mr. Rothman and Mr. Crum, arrangements may be made that offer enhanced benefits beyond the terms of the relocation policy available to other employees. During 2010, Dr. Jha received certain enhanced relocation benefits, primarily temporary housing expenses and a tax gross up. In 2011, Dr. Jha’s housing allowance will not be grossed up. Mr. Rothman received certain enhanced relocation benefits, primarily a commuting allowance, in addition to other benefits under the standard relocation policy. Mr. Crum also received a commuting allowance per the terms of his employment offer letter.

Executive Financial Planning Program. The Executive Financial Planning Program provided senior management, including NEOs, with comprehensive financial planning assistance designed to help them achieve the highest value from their compensation package. The annual allowance for NEOs was up to $16,500 in the first and last year of receiving this benefit, and up to $12,000 for the years in between the first and last year’s participation. This benefit is imputed as income to the executive and no tax gross up is provided.

Legal Fees. As part of his employment agreement, Dr. Jha engaged legal counsel to review and negotiate amendments to his employment agreement. Legal fee reimbursement and tax gross ups on those legal fees were provided during 2008, 2009 and 2010, as required per the terms of his employment agreement.

Deferred Compensation Plan. Effective January 1, 2008, the Former Parent temporarily closed their Deferred Compensation Plan (the “Deferred Compensation Plan”) to new deferrals due to low participation. The plan has remained closed since taking this action. When active, the Deferred Compensation Plan was a non-qualified deferred compensation plan that is unfunded and unsecured, and allowed eligible executives, including NEOs, the opportunity to defer taxes on their base salary and cash incentive compensation. The Former Parent did not contribute to this plan. While the plan was not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan, in 2010 the actual earnings on Mr. Moloney’s account were above-market under SEC regulations.

Motorola Mobility does not offer a deferred compensation plan.

Broad-based Employee Benefits. As U.S. employees, NEOs had the opportunity to participate in a number of benefit programs that were generally available to all regular U.S. employees. These benefits include: (1) healthcare plans (medical, dental and wellness programs); (2) life and disability plans (group life insurance, business travel accident insurance, and short-term and long-term disability income plans); (3) investment plans (the 401(k) Plan and employee stock purchase plan, as well as previously existing

PROXY STATEMENT	37

pension plans at the Former Parent that were available to employees who began employment prior to January 1, 2005) and (4) work/life plans (programs that assist with daily needs such as childcare, adoption assistance, dependent care account and long-term care insurance).

Pension Plans. A pension plan was offered by our Former Parent to pension-eligible employees hired before January 1, 2005. The Former Parent offered the Portable Pension and the Traditional Pension. The Former Parent also offered a non-qualified plan, the Supplemental Pension Plan (the “SPP”), to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS.

On December 15, 2008, the Former Parent Board determined that, effective March 1, 2009, all future benefit accruals and compensation increases used to compute benefit accruals would automatically cease for all individuals who were participants under the Pension Plan and/or SPP as of February 28, 2009. However, participants continued to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009. The SPP was further amended to freeze any future participation in the SPP after January 1, 2009, unless such participation was due to a prior contractual entitlement. Additional information regarding these and other plans are included in the “Retirement Plans” section.

Motorola Mobility does not offer U.S. pension benefits.

Other Compensation Policies and Practices

Stock Ownership Requirements

To ensure strong alignment of senior management with the interests of stockholders, our Chairman and CEO is required to maintain stock equal to six times his base salary and we are reviewing our stock ownership guidelines as a new public company for the rest of our senior management. The Former Parent’s stock ownership requirements applicable for 2010 are shown below.

Minimum Stock Ownership Required
Chief Executive Officer	6 times base salary
Executive Vice Presidents and direct reports to the CEO	3 times base salary
Senior Vice Presidents (other than direct reports to the CEO)	2 times base salary

Each executive subject to the guidelines must have met their ownership requirement within five years from the date they first become subject to their applicable ownership requirement.

For purposes of meeting the stock ownership requirement, “stock” means shares of Common Stock owned outright, restricted stock, RSUs and stock owned in benefit plans such as the 401(k) savings plan and the employee stock purchase plan.

Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

We maintain comprehensive audit policies and practices in order to identify, and ideally prevent, misconduct on the part of employees as it relates to managing business performance and reporting financial results. In addition, we regularly conduct a risk assessment on compensation programs and practices, and reported on the results of this assessment to the Former Parent Compensation Committee in 2010 and now report to our Compensation Committee, as a means to ensure programs did not create undue risk or exposure to the Company and its stockholders.

If, in the opinion of the independent directors of our Board, the Company’s financial results require restatement due to the misconduct by one or more of our executive officers (including the NEOs), the independent directors have the discretion to remedy the misconduct by directing the Company to recover all or a portion of any incentive compensation received by the executive as a result of the misconduct, as well as cancel all or a portion of the outstanding equity-based awards held by the executive (commonly referred to as a “clawback” policy). In addition, the independent directors may also seek to recoup any gains realized by the executive with respect to their equity-based awards, including exercised stock options and vested RSUs, regardless of when they were issued.

The independent directors may seek a number of remedies, all of which are subject to a number of conditions and include: (1) the executive officer in question engaged in the intentional misconduct, (2) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, and (3) the incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

38	PROXY STATEMENT

In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or equity in any country and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers was in addition to, and not in replacement of, remedies imposed by such third parties and is in addition to any right of recoupment against the CEO or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of the total compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, unless such compensation qualifies as performance-based compensation. The short-term and long-term incentive programs have been designed to provide for performance-based compensation. In particular, in order to satisfy the Section 162(m) qualification requirements, under the Former Parent 2006 Omnibus Incentive Plan, each year the Former Parent Compensation Committee allocated an incentive pool equal to 5% of the consolidated operating earnings among the covered officers under MIP. Once the amount of the pool and the specific allocations are determined at the end of the year, the Former Parent Compensation Committee retained “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers, as determined by the amount payable to each covered officer based on the MIP performance criteria and actual results.

For 2010, the Former Parent Compensation Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to the value of each such covered officer’s 2010 MIP award. For a discussion of the covered officers’ 2010 MIP awards, see “Short-Term Incentives”. The Former Parent Compensation Committee reserved the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Securities Trading Policies

All directors, officers, employees and consultants are prohibited from trading in securities of the Company, directly or through others, while aware of material nonpublic information relating to the Company and must not disclose material nonpublic information to others or recommend that others trade in related securities when they are aware of material nonpublic information (often called “tipping”). Similarly, directors, officers, employees and consultants must not trade in the securities of other companies that do business with the Company if they are aware of material nonpublic information about the other companies.

In addition, executives and certain other employees, including NEOs, may not engage in any transaction in which they may profit from short-term speculative swings in the value of securities. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not yet delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price), and hedging transactions, such as “zero-cost collars” (a type of strategy that secures a range of return with a floor and a cap), “forward sale contracts” (a privately negotiated agreement to deliver shares at a set price at some point in the future) and other hedging-related transactions. Our securities trading policy is designed to ensure compliance with all applicable insider trading rules.

PROXY STATEMENT	39

The following “Report of Compensation and Leadership Committee on Executive Compensation” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION

During 2010, Director James Stengel was the Chair of, and Directors Jon Barfield, Keith Meister and Thomas Meredith served on, the Compensation and Leadership Committee (the “Committee”) of Motorola Mobility Holdings, Inc. This Committee did not determine the 2010 compensation of the named executive officers, other than with respect to determining individual performance factors under the Former Parent’s 2010 annual cash incentive program, MIP. In 2011, we acted to address the Company’s current pay practices to better align them with today’s market practices and the pay practices of our new peer group companies. We will continue to assess our pay practices and adjust them as permitted.

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with Motorola Mobility Holdings, Inc. management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola Mobility Holdings, Inc.’s 2010 Annual Report on Form 10-K.

Respectfully submitted,

James R. Stengel, Chairman

Jon E. Barfield

Keith A. Meister

Thomas J. Meredith

40	PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth information concerning the cash and non-cash compensation awarded to our Named Executive Officers by Motorola, Inc. (our “Former Parent”) prior to the Separation on January 4, 2011. The information included in the tables below should be read in conjunction with the “Compensation Discussion and Analysis”.

2010 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($) (d)		Foregone Bonus ($)		Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($)(3) (g)	Foregone Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Sanjay K. Jha	2010	$900,000	(4)	$0		$426,000	(5)	$2,978,145		$7,045,358		$1,000,000	$278,000	(5)	$0		$388,623	(6)	$13,016,126
Chairman and Chief Executive Officer	2009	905,769	(4)	1,750		0		1,344,000		0		1,200,000	0		0		337,937		3,789,456
	2008	484,615		0		0		33,850,305		69,698,513		0	2,400,000	(4)	0		484,635		106,918,068	(4)
Marc E. Rothman Senior Vice President, Chief Financial Officer	2010 2009	430,000 430,000		175,000 0	(5)	0 0		137,400 102,630		135,900 742,847		655,833 40,000	0 0		14,069 0	(7) (7)	184,868 10,405	(8)	1,733,070 1,325,882

Daniel M. Moloney	2010	339,654		162,500	(9)	0		4,638,000	(10)	3,707,840	(10)	125,000	0		52,460	(11)	4,900	(12)	9,030,354
President	2009	600,000		0		0		1,410,696	(13)	2,397,824	(13)	285,000	0		25,283	(11)	10,405		4,729,208
	2008	600,000		0		0		1,810,050		2,136,550		228,000	0		38,840	(11)	16,900		4,830,340
Scott A. Crum Senior Vice President, Chief People Officer	2010	187,981		125,000	(14)	0		1,600,200	(15)	432,581	(15)	187,307	0		8,252	(16)	80,670	(17)	2,621,991
Geoffrey S. Roman	2010	400,000		250,000	(18)	0		382,187		49,265		589,333	0		80,345	(19)	4,900	(20)	1,756,030
Senior Vice President, Chief Technology Officer

(1)	Salary includes amounts deferred pursuant to salary reduction arrangements under our Former Parent’s 401(k) Plan. Between January 1, 2009 and July 1, 2010, our Former Parent suspended its matching contributions to the 401(k) Plan.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in Motorola Mobility Holding, Inc.’s Form 10-K for the fiscal year ended December 31, 2010. These amounts reflect the SEC valuation method, which is the aggregate grant date fair value of the equity awards, rather than the dollar amounts recognized that year for financial statement reporting purposes. As such, in the year of a grant, the full aggregate grant date fair value appears, rather than the portion being expensed for financial statement reporting purposes in that year.

(3)	For 2010, the amounts in column (g) consist of the following earned (i) under our Former Parent’s Incentive Plan (“MIP”) and (ii) under the 2009-2011 and 2010-2012 cycles of our Former Parent’s Long-Range Incentive Plan (“LRIP”), which were terminated in connection with the Separation from our Former Parent.

	Dr. Jha	Mr. Rothman	Mr. Moloney	Mr. Crum	Mr. Roman
2010 MIP	$1,000,000	$190,000	$125,000	$84,000	$156,000
2009-2011 Pro Rated LRIP	0	430,000	0	88,549	400,000
2010-2012 Pro Rated LRIP	0	35,833	0	14,758	33,333

For 2009 and 2008, the amounts in column (g) are the awards earned under MIP. There were no payments under any LRIP cycle ending in 2009 or 2008. LRIP amounts earned in this table for the 2009-2011 and 2010-2012 cycles are pro rated from the beginning of the cycle until the date of Separation but are not payable until after the original cycle termination date of December 31, 2011 and December 31, 2012, respectively.

(4)	Dr. Jha voluntarily elected to take a 25% decrease in base salary for 2010 and 2009 and forego any 2008 bonuses under MIP, including his contractually guaranteed cash bonus of $2,400,000. Although foregone and not received, the $2,400,000 bonus is included in the table for 2008 in accordance with the SEC rules and interpretations.

PROXY STATEMENT	41

(5)	These amounts in the “Bonus” and “Foregone Bonus” columns reflects discretionary bonuses for 2010 in recognition of Dr. Jha’s and Mr. Rothman’s personal impact on improved business results, together with their efforts to achieve the Separation of Motorola Mobility from our Former Parent. Dr. Jha voluntarily elected to forego $278,000 under MIP and a discretionary bonus of $426,000. Although foregone and not received, these amounts are included in the table for 2010 in accordance with the SEC rules and interpretations.

(6)	This amount consists of (i) perquisite costs for Dr. Jha of $328,564, including costs for personal use of company aircraft of $186,189, temporary housing benefits of $61,243, personal use of car and driver of $50,633, legal fees of $25,348, income imputed for guest attendance at a Company event and costs for security system monitoring, (ii) tax gross ups of $55,159 primarily for temporary housing benefits and legal fees, and (iii) contributions made by our Former Parent to the 401(k) Plan in the amount of $4,900. The personal use of the Company aircraft and car and driver were required by our Former Parent as part of a board approved corporate security program. Furthermore, with major business facilities in various locations, Dr. Jha regularly commutes between these locations and his home and some of this travel is considered personal travel. In 2010, approximately 85% of his personal travel involved commuting to or from San Diego, California and business locations or meetings, primarily in San Jose, California and Libertyville, Illinois. The amount reported as personal use of Company aircraft is net of a reimbursement made by Dr. Jha pursuant to the Aircraft Time Sharing Agreement dated May 4, 2009 between our Former Parent and Dr. Jha. The incremental cost to our Former Parent for Dr. Jha’s personal use of Company aircraft is calculated by multiplying the number of hours Dr. Jha travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. The incremental cost to our Former Parent for Dr. Jha’s personal use of a car and driver is calculated by adding the costs for the driver, including salary and benefits, on a pro rata basis to the cost of fuel for driving to and from work and company events.

(7)	For 2010, the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Rothman’s benefits under our Former Parent’s Pension Plan was $9,224, under the General Instrument Pension Plan was $4,384 and under the General Instrument SERP Plan (“GI SERP”) was $461. For 2009, the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Rothman’s benefits under all pension plans, including benefits under the General Instrument Pension Plan and the GI SERP was negative and is therefore reflected as $0. During that period, the change in present value of his benefit under our Former Parent’s Pension Plan was $33,600 and under our Former Parent’s Supplemental Pension Plan (“SPP”) was ($49,770). The change in present value of his benefit under the General Instrument Pension Plan was $7,651 and under the GI SERP was $803. The negative change in SPP present value is a result of our Former Parent freezing all future benefit accruals and compensation increases under the SPP, effective March 1, 2009, when calculated with the assumptions under SEC rules.

(8)	This amount consists of (i) perquisite costs for Mr. Rothman of $160,397, including relocation benefits of $130,342, costs for personal use of Company aircraft, financial planning and income imputed for guest attendance at Company events, (ii) tax gross ups of $19,571 primarily for relocation benefits, and (iii) contributions made by our Former Parent to the 401(k) Plan in the amount of $4,900. The incremental cost to our Former Parent for Mr. Rothman’s personal use of Company aircraft is calculated in the same manner as set forth for Dr. Jha.

(9)	On September 1, 2010, Mr. Moloney rejoined our Former Parent as Executive Vice President and President, Motorola Mobility. Pursuant to Mr. Moloney’s employment offer letter dated July 30, 2010, the Company provided a sign-on bonus to Mr. Moloney of $325,000. This amount reflects the first installment of such sign-on bonus with the second installment in March 2011.

(10)	These amounts reflect the aggregate grant date fair value of equity granted to Mr. Moloney in connection with his employment offer letter.

(11)

For 2010, this amount consists of: (i) $11,691 in earnings on nonqualified deferred compensation in excess of the threshold for 2010 “above-market earnings” established pursuant to SEC rules, and (ii) the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Moloney’s benefits under our Former Parent’s Pension Plan of $12,940, under the General Instrument Pension Plan of $19,235 and under the General Instrument SERP Plan (“GI SERP”) of $8,594. For 2009, this amount consists of $25,283 in earnings on nonqualified deferred compensation in excess of the threshold for 2009 “above-market earnings” established pursuant to SEC rules. The aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Moloney’s benefits under all pension plans, including benefits under the General Instrument Pension Plan and the GI SERP was negative and therefore is reflected as $0. During 2009, the change in the present value of his benefits under our Former Parent’s Pension Plan was $46,849 and under our Former Parent’s Supplemental Pension Plan (“SPP”) was ($142,336). The change in present value of his benefit under the General Instrument Pension Plan was $32,799 and under the GI SERP was $14,655. The negative change in SPP present value is a result of our Former Parent freezing all future benefit accruals and compensation increases under the SPP, effective March 1, 2009, when calculated with the assumptions under SEC rules. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Moloney’s benefits under our Former Parent’s Pension Plan was $8,763, under the SPP was

42	PROXY STATEMENT

$13,953, under the General Instrument Pension Plan was $11,145 and under the GI SERP was $4,979. In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, the value of Mr. Moloney’s benefits under the General Instrument Pension Plan and the GI SERP were frozen as of December 31, 2000.

(12)	This amount is our Former Parent’s contribution to the 401(k) Plan for Mr. Moloney in the amount of $4,900.

(13)	On March 5, 2010, as a result of his decision to leave our Former Parent, Mr. Moloney forfeited all unvested stock options and RSUs. Mr. Moloney returned to our Former Parent as an executive officer on September 1, 2010.

(14)	On July 19, 2010, Mr. Crum joined our Former Parent as Senior Vice President, Chief People Officer, Motorola Mobility. Pursuant to Mr. Crum’s employment offer letter dated June 16, 2010, our Former Parent provided him a sign-on bonus of $250,000. This amount reflects the first installment of such sign-on bonus with the second installment in July 2011.

(15)	These amounts reflect the aggregate grant date fair value of equity granted to Mr. Crum in connection with his employment offer letter.

(16)	For 2010, the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Crum’s benefits under the General Instrument Pension Plan was $6,557 and under the General Instrument SERP Plan was $1,695. Mr. Crum participated in these plans prior to January 2000 as an employee of General Instrument.

(17)	This amount is perquisite costs for Mr. Crum of $80,670, including commuting benefits of $75,250 and financial planning.

(18)	This amount is a retention bonus awarded to Mr. Roman.

(19)	For 2010, the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Roman’s benefits under our Former Parent’s Pension Plan was $17,353, under our Former Parent’s Supplemental Pension Plan was $17,474, under the General Instrument Pension Plan was $26,480 and under the General Instrument SERP Plan was $19,038.

(20)	This amount is our Former Parent’s contribution to the 401(k) Plan for Mr. Roman in the amount of $4,900.

Compensation Proportion

The executive compensation program of our Former Parent is structured so that more than two-thirds of senior executives’ targeted total compensation is “at-risk” (in the form of equity grants, awards under long-term incentives and awards under the annual incentive plan MIP) and is therefore dependent upon the financial results. In determining the “at-risk” proportion between cash and equity among the total mix of compensation, our Former Parent considers the senior executive’s position and responsibilities, the senior executive’s ability to impact financial results, and the competitive market for executive talent in our industry. Our Former Parent sought to balance the components of the compensation program appropriately in light of these factors. For a further discussion of our Former Parent’s or our compensation methodology, see the “Compensation Discussion and Analysis”. For a discussion of the material terms of employment agreements with our Named Executive Officers, see “Employment Contracts”. For a discussion of the material terms of the 2010 grants of plan based awards, see the footnotes to the “Grants of Plan-Based Awards in 2010” table and the “Compensation Discussion and Analysis”.

Adjustment of Equity in Connection with the Separation from Motorola, Inc.

In connection with the Separation from Motorola, Inc. on January 4, 2011, employee equity awards previously granted by Motorola, Inc. for employees of either Motorola Mobility or Motorola, Inc. (renamed Motorola Solutions, Inc.)(our “Former Parent”) were replaced by substitute equity awards adjusted to align employees’ equity to the common stock of the employing company. For Motorola Mobility, the equity adjustment factor (the “Separation Adjustment Factor”) was determined by dividing (1) the closing stock price of Motorola, Inc. on January 3, 2011, the day before the Separation, by (2) the volume weighted average of Motorola Mobility Holdings, Inc. Common Stock on January 4, 2011, its first trading day. The Separation Adjustment Factor is designed to retain the fair value of such equity awards, as provided for in the Amended and Restated Employee Matters Agreement among Motorola Mobility Holdings, Inc., Motorola Mobility, Inc. and our Former Parent effective as of July 31, 2010 (the “Employee Matters Agreement”) as further described in “Certain Relationships and Related Person Transactions—Agreements with Our Former Parent”. The adjusted equity awards that a holder received in connection with the Separation were subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable prior to the Separation.

PROXY STATEMENT	43

Grants of Plan-Based Awards in 2010

Name (a)	Grant Type	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(1)(3) (j)		Exercise or Base Price of Option Awards ($/Sh)(1)(4) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($)(l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Sanjay K. Jha	MIP	01/01/2010	(5)	$0	$1,800,000	$3,042,000	—	—	—	—		—		—	—
	Equity	05/05/2010		—	—	—	—	—	—	120,375	(6)	647,804	(7)	$24.75	$10,023,503
Marc E. Rothman	MIP	01/01/2010	(5)	0	322,500	545,025	—	—	—	—		—		—	—
	LRIP	01/01/2010	(8)	107,500	430,000	860,000	—	—	—	—		—		—	—
	Equity	05/05/2010		—	—	—	—	—	—	5,553	(6)	12,495	(7)	24.75	273,300
Daniel M. Moloney	MIP	01/01/2010	(5)	0	212,500	359,125	—	—	—	—		—		—	—
	LRIP	01/01/2010	(8)				—	—	—	—		—		—	—
	Equity	09/01/2010		—	—	—	—	—	—	166,609	(9)	333,218	(10)	27.84	8,345,840
Scott A. Crum	MIP	01/01/2010	(5)	0	140,986	238,266	—	—	—	—		—		—	—
	LRIP	01/01/2010	(8)	85,595	342,380	684,760	—	—	—	—		—		—	—
	Equity	08/02/2010		—	—	—	—	—	—	58,313	(11)	38,875	(12)	27.45	2,032,781
Geoffrey S. Roman	MIP	01/01/2010	(5)	0	300,000	507,000	—	—	—	—		—		—	—
	LRIP	01/01/2010	(8)	100,000	400,000	800,000	—	—	—	—		—		—	—
	Equity	05/05/2010		—	—	—	—	—	—	6,039	(6)	4,529	(7)	24.75	198,688
	Equity	07/01/2010		—	—	—	—	—	—	9,913	(13)	—		—	232,764

(1)	The stock awards, option awards and option exercise prices in columns (i), (j) and (k) and the explanatory footnotes have been converted to relate to Motorola Mobility Common Stock using the Separation Adjustment Factor discussed in “Adjustment of Equity in Connection with the Separation from Motorola, Inc.” to provide more meaningful disclosure to Motorola Mobility stockholders. The aggregate grant date fair value of the stock and option awards in column (l) are computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.

(2)	In the aggregate, the RSUs described in this table represent approximately 0.12% of the total shares of Motorola Mobility Common Stock outstanding on January 31, 2011. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under our Former Parent’s Omnibus Incentive Plan of 2006 then replaced with substitute awards under the Motorola Mobility Legacy Incentive Plan at the Separation. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant. Until March 1, 2007, “Grant Date Fair Market Value” was defined as the closing price for a share of our Former Parent’s common stock on the last trading day before the date of grant for equity awards. For equity award grants on or after March 1, 2007, “Grant Date Fair Market Value” (also termed “Fair Market Value”) is defined as the closing price for a share of our Former Parent’s common stock or our Common Stock on the date of grant.

(3)	In the aggregate, the options described in this table are exercisable for approximately 0.35% of the total shares of Motorola Mobility Common Stock outstanding on January 31, 2011. Each of these option awards were granted under our Former Parent’s Omnibus Incentive Plan of 2006 then replaced with substitute awards under the Motorola Mobility Legacy Incentive Plan at the Separation. All options entitle the holder to acquire shares of Common Stock. The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Unvested options are generally forfeited upon retirement. These options could expire earlier in certain situations.

(4)	The exercise price of option awards is based on the fair market value of our Former Parent’s common stock at the time of grant, then converted using the Separation Adjustment Factor. See “Adjustment of Equity in Connection with the Separation from Motorola, Inc.” for further details.

(5)	These 2010 awards are made pursuant to the Motorola Incentive Plan (“MIP”) and are payable in cash. MIP is an annual pay-for-performance bonus plan that is based upon a formula that combines business performance and individual performance. Awards may be $0 under the formula. Targets assume individual and business performance factors of 1.0. Awards under MIP are determined using a participant’s “eligible earnings” (generally, base salary) for the plan year. Maximum assumes individual and business performance factors of 1.3.

(6)	On May 5, 2010, as part of our Former Parent’s annual broad-based employee equity grants, Dr. Jha was granted 120,375 RSUs, Mr. Rothman was granted 5,553 RSUs, and Mr. Roman was granted 6,039 RSUs. The restrictions on these RSUs lapse in three equal annual installments beginning on May 5, 2011.

(7)	On May 5, 2010, as part of our Former Parent’s annual broad-based employee equity grants, Dr. Jha was granted 647,804 options, Mr. Rothman was granted 12,495 options, and Mr. Roman was granted 4,529 options. The options vest and become exercisable in three equal annual installments beginning on May 5, 2011. The options expire on May 5, 2020, 10 years from the date of grant.

44	PROXY STATEMENT

(8)	These grants are for the 2010-2012 cycle under the Motorola Long-Range Incentive Plan (“LRIP”). Awards under the 2010-2012 LRIP cycle are determined in dollars but, at the discretion of the Former Parent Compensation and Leadership Committee, may be paid in cash or common stock. The measure/metric used is relative total shareholder return. On January 3, 2011, the 2010-2012 LRIP cycle was terminated early with amounts earned to that date becoming earned though not payable until the original cycle end date. For a discussion of the LRIP, including the targets and plan mechanics, see “Compensation Discussion and Analysis”. The amounts under “Threshold” assume the performance level necessary to generate an award was achieved. The amounts under “Target” assume performance factors of 1.0 based on a median three-year total shareholder return, which equates to a payout of 100% of target. The amounts under “Maximum” would have been payable if our Former Parent’s three-year total shareholder return ranked first or second amongst the peer companies, which would be a significant accomplishment, the probability of which is remote though possible.

(9)	On September 1, 2010, Mr. Moloney was granted 166,609 RSUs in connection with Mr. Moloney’s employment offer letter. The restrictions on these RSUs lapse in three equal annual installments beginning on August 30, 2011.

(10)	On September 1, 2010, Mr. Moloney was granted 333,218 options. The options vest and become exercisable in three equal annual installments beginning on August 30, 2011. The options expire on September 1, 2020, 10 years from the date of grant.

(11)	On August 2, 2010, Mr. Crum was granted 58,313 RSUs in connection with Mr. Crum’s employment offer letter. The restrictions on these RSUs lapse in three equal annual installments beginning on August 2, 2011.

(12)	On August 2, 2010, Mr. Crum was granted 38,875 options. The options vest and become exercisable in three equal annual installments beginning on August 2, 2011. The options expire on August 2, 2020, 10 years from the date of grant.

(13)	On July 1, 2010, Mr. Roman was granted 9,913 RSUs in connection with retention. The restrictions on these RSUs lapse in two equal annual installments on July 1, 2011 and July 1, 2012.

PROXY STATEMENT	45

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (1) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Sanjay K. Jha	3,072,062	(3)	1,536,037	(3)	—	$35.37	08/04/2018	459,834	(4)	$15,018,178	—	—
	0		647,804	(5)	—	24.75	05/05/2020
Marc E. Rothman	12,413	(6)	0		—	26.20	05/06/2013	38,248	(7)	1,249,180	—	—
	7,185	(8)	7,185	(8)		36.95	05/06/2018
	23,892	(9)	34,710	(9)		16.25	01/21/2014
	3,436	(10)	10,309	(10)		22.40	05/07/2019
	17,116	(11)	17,116	(11)		24.24	06/12/2014
	0		12,495	(5)		24.75	05/05/2020
Daniel M. Moloney	0		333,218	(12)	—	27.84	09/01/2020	166,609	(13)	5,441,450	—	—
Scott A. Crum	0		38,875	(14)	—	27.45	08/02/2020	58,313	(15)	1,904,503	—	—
Geoffrey S. Roman	15,516	(6)	0		—	26.20	05/06/2013	22,858	(16)	746,542	—	—
	2,290	(8)	2,291	(8)		36.95	05/06/2018
	12,495	(17)	0			15.89	12/17/2013
	3,228	(10)	9,684	(10)		22.40	05/07/2019
	20,797	(11)	20,798	(11)		24.24	06/12/2014
	0		4,529	(5)		24.75	05/05/2020

(1)	Stock awards, option awards and option exercise prices in columns (b), (c), (e) and (g) and the explanatory footnotes have been converted to relate to Motorola Mobility Common Stock using the Separation Adjustment Factor discussed in “Adjustment of Equity in Connection with the Separation from Motorola, Inc.” to provide more meaningful disclosure to Motorola Mobility stockholders.

(2)	RSUs grants awarded on or after May 1, 2006 are not entitled to dividend equivalent rights. Market value in column (h) is determined using the closing price of our Former Parent’s common stock on December 31, 2010 of $9.07 as adjusted to $32.66 using the Separation Adjustment Factor equally applied to the equity awards in the table.

(3)	These stock options were granted to Dr. Jha on August 4, 2008 in connection with Dr. Jha’s employment agreement. The original grants of options vest and become exercisable in three equal annual installments with the first two installments having vested on July 31, 2009 and July 31, 2010 and the remaining installment on July 31, 2011.

(4)	This includes: (i) 339,459 RSUs granted to Dr. Jha on August 4, 2008 in connection with his employment agreement with restrictions on the original grants lapsing in three equal annual installments with the remaining installment on July 31, 2011; and (ii) 120,375 RSUs granted to Dr. Jha on May 5, 2010 as part of our Former Parent’s annual broad-based employee equity grant with restrictions on these RSUs lapsing in three equal annual installments beginning on May 5, 2011.

(5)	These stock options were granted on May 5, 2010 as part of our Former Parent’s annual broad-based employee equity grant. The options vest and become exercisable in three equal annual installments beginning on May 5, 2011.

(6)	These stock options were granted on May 6, 2003 as part of our Former Parent’s annual broad-based employee equity grant. The original grant of options vested and became exercisable in four equal annual installments with the first installment having vested on May 6, 2004 and the final installment having vested on May 6, 2007.

46	PROXY STATEMENT

(7)	This includes: (i) 3,471 RSUs remaining from Mr. Rothman’s May 3, 2006 grant with restrictions lapsing on May 3, 2011; (ii) 2,776 RSUs granted on July 25, 2007 with restrictions lapsing on July 25, 2012; (iii) 798 RSUs remaining from Mr. Rothman’s May 6, 2008 grant with restrictions lapsing equally on May 6, 2011 and May 6, 2012; (iv) 22,214 RSUs remaining from Mr. Rothman’s June 17, 2008 grant with restrictions lapsing on June 17, 2011; (v) 3,436 RSUs remaining from Mr. Rothman’s May 7, 2009 grant with restrictions lapsing in four equal annual installments with the first installment having lapsed on May 7, 2010; and (vi) 5,553 RSUs granted on May 5, 2010 with restrictions lapsing in three equal annual installments with the first installment lapsing on May 5, 2011.

(8)	These stock options were granted on May 6, 2008 as part of our Former Parent’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the remaining installments vesting on May 6, 2011 and May 6, 2012.

(9)	These stock options were granted on January 21, 2009. These options vested and became exercisable in two equal installments on January 21, 2010 and January 21, 2011.

(10)	These stock options were granted on May 7, 2009 as part of our Former Parent’s annual broad-based employee equity grant. The original grant of options vests and became exercisable in four equal annual installments with the first installment having vested on May 7, 2010.

(11)	These stock options were granted on June 12, 2009 in connection with our Former Parent’s one-time stock option exchange program as approved by stockholders on May 4, 2009. These options vest and become exercisable in two equal installments on June 12, 2010 and June 12, 2011.

(12)	These stock options were granted to Mr. Moloney on September 1, 2010 pursuant to his employment agreement. These options vest in three equal annual installments with the first installment vesting on August 30, 2011.

(13)	These RSUs were granted to Mr. Moloney on September 1, 2010 pursuant to his employment agreement and the restrictions lapse in three equal annual installments with the first installment lapsing on August 30, 2011.

(14)	These stock options were granted to Mr. Crum on August 2, 2010 when he joined our Former Parent. These options vest in three equal annual installments with the first installment vesting on August 2, 2011.

(15)	These RSUs were granted to Mr. Crum on August 2, 2010 when he joined our Former Parent and the restrictions lapse in three equal annual installments with the first installment lapsing on August 2, 2011.

(16)	This includes: (i) 1,388 RSUs remaining from Mr. Roman’s July 9, 2007 grant with restrictions lapsing on July 9, 2012, (ii) 2,290 RSUs remaining from Mr. Roman’s May 6, 2008 grant with restrictions lapsing equally on May 6, 2011 and 2012, (iii) 3,228 RSUs remaining from Mr. Roman’s May 7, 2009 grant with restrictions lapsing equally on May 7, 2011, May 7, 2012 and May 7, 2013, (iv) 6,039 RSUs granted on May 5, 2010 with restrictions lapsing in three equal annual installments beginning on May 5, 2011, and (vii) 9,913 RSUs granted on July 1, 2010 with restrictions lapsing in two equal annual installments on July 1, 2011 and July 1, 2012.

(17)	These stock options were granted to Mr. Roman on December 17, 2008. These options vested in two equal annual installments on December 17, 2009 and December 17, 2010.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b) (1)	Value Realized on Exercise $ (c)(2)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e)(3)
Sanjay K. Jha	–	–	435,152	$11,708,183
Marc E. Rothman	10,818	$129,344	28,752	747,365
Daniel M. Moloney	–	–	–	–
Scott A. Crum	–	–	–	–
Geoffrey S. Roman	–	–	3,610	91,930

(1)

Option exercises and stock vested in columns (b) and (d) have been converted to relate to Motorola Mobility Common Stock using the Separation Adjustment Factor discussed in “Adjustment of Equity in Connection with the Separation from

PROXY STATEMENT	47

Motorola, Inc.” to provide more meaningful disclosure to Motorola Mobility stockholders. These equity awards were settled in shares of our Former Parent’s common stock prior to the Separation. No option exercises or stock vestings of Motorola Mobility stock occurred in 2010.

(2)	The “Value Realized on Exercise” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares at exercise. The value realized was determined without considering any taxes that may have been owed.

(3)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date. When an award vests on a non-trading day the most recent previous market closing price is used for the purpose of this calculation.

Nonqualified Deferred Compensation in 2010

Motorola Mobility does not offer a deferred compensation plan. Because Motorola Mobility was a subsidiary of our Former Parent in 2010 before the Separation on January 4, 2011, deferred compensation from our Former Parent’s Management Deferred Compensation Plan (the “Deferred Compensation Plan”) is shown below. The Deferred Compensation Plan allowed eligible executive participants, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Our Former Parent did not contribute to this plan. The Deferred Compensation Plan was not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan, however, as described below and pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2010 in excess of 4.16% would have been deemed “above-market earnings”. Of the Named Executive Officers, only Mr. Moloney participated in the Deferred Compensation Plan. Effective January 1, 2008, because of low participation, the Deferred Compensation Plan was temporarily closed to new deferrals.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Sanjay K. Jha	—	—	—	—	—
Marc E. Rothman	—	—	—	—	—
Daniel M. Moloney	—	—	$24,388	—	$329,604
Scott A. Crum	—	—	—	—	—
Geoffrey S. Roman	—	—	—	—	—

(1)	Pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2010 in excess of 4.16% are deemed “above-market earnings”. Based on the performance of the funds elected in advance by the participant (as described below), for “above-market earnings” on nonqualified deferred compensation see the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table”.

Our Former Parent’s Deferred Compensation Plan used the following funds as the index for calculating investment returns on a participant’s deferrals. The participant’s deferrals were deemed to be invested in these funds as per the participant’s election. The participant does not actually own any share of the investment options he/she selects. The investment fund choices mirror the fund choices available in our Former Parent’s 401(k) plan (with the exception of the Former Parent’s stock fund). The funds are available only through variable universal life insurance products and are not publicly traded mutual funds.

48	PROXY STATEMENT

Fund Offering	Investment Classification	1-Year Annualized Average
* Short-Term Investment Fund	Money Market	0.15%
* Short-Term Bond Fund	Short-Term Bond	2.65%
* Long-Term Bond Fund	Long-Term Bond	6.55%
* Balanced Fund I	Moderate Allocation	11.41%
* Balanced Fund II	Moderate Allocation	12.25%
* Large Company Equity Fund	Large Blend	15.02%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	26.69%
* Small Company Equity Fund	Small Blend	27.15%
* International Equity Fund	Foreign Large Blend	7.93%

Deferral elections can be changed only during the open enrollment period prior to each plan (calendar) year. Changes to distribution elections must be filed at least 12 months in advance of a previously elected payment start date. Any change will require that the payment start date be at least five years later than the previous payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of disability, death or, possibly, a change in control of the Company. The amounts reported in the “Aggregate Earnings in Last FY” column represent all earnings on nonqualified deferred compensation in 2010. The portion of earnings reported as “above-market earnings” in the “Summary Compensation Table” in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent the amount in excess of the 4.16% threshold established for 2010 pursuant to SEC rules.

RETIREMENT PLANS

Motorola Mobility does not offer a pension plan or supplemental pension plan. Because Motorola Mobility was a subsidiary of our Former Parent in 2010 before the Separation on January 4, 2011, our Former Parent’s pension plan information is described below. Our Former Parent’s Pension Plan (“Pension Plan”) and Supplemental Pension Plan (“SPP”) are intended to provide pension benefits to the Named Executive Officers in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with our Former Parent or certain of its subsidiaries were eligible to participate in the pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the SPP. Effective January 1, 2008, employees in the Pension Plan not yet vested, became vested after three years of service. Normal retirement is at age 65.

Effective March 1, 2009, all future benefit accruals and compensation increases under our Former Parent’s Pension Plan and SPP automatically ceased for all individuals who were participants under the Pension Plan as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009 if not already fully vested.

Former Parent Traditional and Portable Plan

Our Former Parent’s Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan provides an annual pension annuity benefit based on the participant’s average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit at age 65. The Traditional Plan formula consists of (1) for service from 1978 through 1987, (a) the sum of (i) 40% of the first $20,000 of final average earnings, plus (ii) 35% of final average earnings in excess of $20,000, multiplied by (b) a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of final average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant’s projected primary annual Social Security benefit at age 65 (or the participant’s later retirement age (including any delayed retirement credits or similar adjustments)) multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

The Portable Plan formula provides a lump-sum pension benefit based on the participant’s average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s

PROXY STATEMENT	49

benefit service. The Portable Plan formula consists of (1) average earnings multiplied by the participant’s cumulative benefit percentage, which cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service (where a participant’s benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five but less than ten years of vesting service, plus 6% for each year of benefit service earned while the participant has more than ten but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service), plus (2) the participant’s Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.

Both Pension Plan formulas use “average earnings” to calculate the relevant pension benefit. Prior to January 1, 2008, a participant’s “final average earnings” were used to calculate the relevant pension benefit, while the participant’s “modified average earnings” are used to calculate the relevant pension benefit beginning on and after January 1, 2008.

A participant’s “final average earnings” are his/her average earnings for the five years of his/her highest pay during the last ten calendar years (including years he/she did not work a complete year) of the participant’s employment with our Former Parent. A participant’s “modified average earnings” are: (1) the sum of (a) his/her average earnings for the five (or fewer if hired after 2002) years of his/her highest pay during the ten calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the Pension Plan, divided by (2) the sum of (a) the number of years of the participant’s benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five years (or fewer, if less than five); plus (b) the participant’s total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump-sum merit pay, participant contributions to our Former Parent’s 401(k) Plan and other pre-tax plans and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

Former Parent Supplemental Pension Plan

Our Former Parent’s SPP provides benefits for highly compensated individuals whose tax-qualified Pension Plan benefits are reduced by certain IRS limits or by participation in our Former Parent’s Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Internal Revenue Code, as amended (the “Code”)) and certain other IRS requirements reduce pension benefits from tax-qualified Pension Plans for certain highly compensated individuals. The SPP is designed to offset these limitations. The SPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of the Employment Retirement Income Security Act of 1974 (“ERISA”); however, these amounts are unsecured, leaving the participants in the status of a general creditor of our Former Parent.

On December 15, 2008, our Former Parent’s Board authorized amendments to the SPP. On this date, commensurate with our Former Parent’s Board’s decision to freeze its Pension Plan, they also, effective March 1, 2009, froze all future benefit accruals and compensation increases under this plan for all individuals who were participants under this plan as of February 28, 2009. Additionally, the SPP was further amended to freeze any future participation in the SPP after January 1, 2009 unless such participation was due to a prior contractual entitlement.

An individual was eligible to participate in SPP if he or she was age 55 or older with at least five years of service, was eligible to receive a Former Parent Pension Plan benefit, was eligible to accrue additional benefits under the Former Parent Pension Plan at the time of termination of employment, and the individual’s pension benefit was reduced by Internal Revenue Code limitations. A participant’s pension benefit and SPP benefit together cannot exceed 70% of his or her final average earnings at retirement.

401(k) Plan

On December 15, 2008, our Former Parent’s Board of Directors authorized amendments to our Former Parent’s 401(k) Plan. On this date, our Former Parent’s Board determined that, effective January 1, 2009, our Former Parent’s match of employee contributions to the 401(k) Plan was suspended until subsequent Board action. On March 16, 2010, our Former Parent’s Compensation and Leadership Committee recommended the Board reinstate the 401(k) matching contributions as of July 1, 2010 and

50	PROXY STATEMENT

approved an amendment to permit after-tax contributions by employees. Matching contributions were reinstated as of July 1, 2010 at a rate of 100% on the first 4% of pre-tax employee contributions. The maximum matching contribution for the 2010 Plan year is pro rated to account for the number of months remaining in the year.

As of January 1, 2011, the Company established the Motorola Mobility 401(k) Plan for the benefit of its employees to provide funds for employees in the event of death, disability, unemployment and retirement, and to encourage employees’ interests in the successful operation of the business. Motorola Mobility currently matches contributions at a rate of 100% on the first 4% of pre-tax employee contributions.

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

Our Former Parent acquired General Instrument Corporation in January of 2000. The General Instrument Corporation Pension Plan (the “GI Pension”), frozen on December 31, 2000, provides a pension annuity benefit based on the participant’s benefit service, average monthly compensation and excess monthly compensation. Mr. Rothman, Mr. Moloney, Mr. Crum and Mr. Roman are the Named Executive Officers who participated in the GI Pension.

The General Instrument Corporation Supplemental Executive Retirement Plan (“GI SERP”), frozen on December 31, 2000, provides benefits for highly compensated individuals whose tax qualified pension plan benefits are reduced by certain IRS limits. Mr. Rothman, Mr. Moloney, Mr. Crum and Mr. Roman are the Named Executive Officers who participated in the GI SERP.

Pension Benefits in 2010

Motorola Mobility does not offer a pension plan or a supplemental pension plan. Because Motorola Mobility was a subsidiary of our Former Parent in 2010 before the Separation on January 4, 2011, information concerning pension benefits provided by our Former Parent and General Instrument Corporation (acquired by our Former Parent in January 2000) is shown below. Assumptions described in Note 7, “Retirement Benefits,” in our Former Parent’s Form 10-K for the fiscal year ended December 31, 2010 are used below and incorporated by reference. As stated above, effective March 1, 2009, all future benefit accruals and compensation increases under our Former Parent’s Pension Plan and SPP automatically ceased for all individuals who were participants under the Pension Plan as of February 28, 2009.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Sanjay K. Jha	Pension Plan(1)	0	—	0
	Supplemental Pension Plan(1)	0	—	0
Marc E. Rothman	Pension Plan(2)	14 Yrs 1 Mth	$143,626	0
	Supplemental Pension Plan(3)(4)	14 Yrs 1 Mth	3,926	0
Daniel M. Moloney	Pension Plan(2)	25 Yrs 8 Mths	327,147	0
	Supplemental Pension Plan(3)(4)	25 Yrs 8 Mths	81,120	0
Scott A. Crum	Pension Plan(1) (2)	5 Yrs 5 Mths	65,491	0
	Supplemental Pension Plan(1)(3)	5 Yrs 5 Mths	16,930	0
Geoffrey S. Roman	Pension Plan(2)	26 Yrs 9 Mths	462,477	0
	Supplemental Pension Plan(3)	26 Yrs 9 Mths	382,098	0

(1)	Dr. Jha and Mr. Crum were hired after January 1, 2005 and therefore were not eligible to participate in our Former Parent’s Pension Plan or SPP.

(2)	In connection with our Former Parent’s acquisition of General Instrument Corporation in January 2000. Mr. Rothman’s, Mr. Moloney’s, Mr. Crum’s and Mr. Roman’s benefits under the GI Pension were frozen as of December 31, 2000 at $9,867, $35,413, $10,954 and $59,545, respectively. As of March 1, 2009, Mr. Rothman’s, Mr. Moloney’s and Mr. Roman’s benefits under our Former Parent’s Pension Plan were frozen at $27,063, $27,062 and $21,084, respectively.

(3)	In connection with our Former Parent’s acquisition of General Instrument Corporation in January of 2000. Mr. Rothman’s, Mr. Moloney’s, Mr. Crum’s and Mr. Roman’s benefits under the GI SERP were frozen as of December 31, 2000 at $1,037, $15,822, $2,832 and $48,883, respectively. For Mr. Roman, these amounts also include benefits under our Former Parent’s SPP, which was frozen as of March 1, 2009 at $48,883.

(4)	Mr. Rothman and Mr. Moloney are not eligible to participate in our Former Parent’s SPP because they had not met the eligibility requirements to receive the SPP benefit when the plan was frozen, effective March 1, 2009.

PROXY STATEMENT	51

EMPLOYMENT CONTRACTS

Employment Agreement with Sanjay K. Jha

On August 4, 2008, Dr. Sanjay K. Jha became Co-Chief Executive Officer of Motorola, Inc., Chief Executive Officer of the Mobile Devices business (the “Mobile Devices business”) of our Former Parent and a member of the Board of Directors of our Former Parent. On this same date, our Former Parent and Dr. Jha entered into an employment agreement (the “original employment agreement”) providing Dr. Jha with an annual base salary of $1,200,000 and a guaranteed annual bonus of $2,400,000 for 2008 and $1,200,000 for 2009 and a target annual bonus of not less than 200% of base salary thereafter. The agreement was subsequently amended on December 15, 2008 and February 11, 2010 (collectively, the “amended employment agreement”). Motorola Mobility assumed and the Board of Directors approved the assumption of Dr. Jha’s amended employment agreement on December 13, 2010 in connection with the Separation from our Former Parent.

Pursuant to make-whole awards under his original employment agreement, Dr. Jha was granted 2,304,653 RSUs and 10,211,226 options to purchase shares of our Former Parent’s common stock. Pursuant to inducement awards (“Inducement Awards”) under his original employment agreement, Dr. Jha was granted 1,362,769 RSUs and 6,383,658 options to purchase shares of our Former Parent’s common stock. Each of the above original equity awards vest or restrictions lapse in three equal annual installments with the first two installments having vested on July 31, 2009 and 2010.

Pursuant to the amended employment agreement, on Separation all of Dr. Jha’s outstanding equity awards that related to our Former Parent’s common stock were converted into equity awards that relate to the stock of Motorola Mobility. Per the employment agreement terms, Motorola Mobility granted Dr. Jha post-separation equity awards (the “Post-Separation Equity Awards”) in an amount that, together with his Inducement Awards, represented between 1.8% and 3% ownership of the stock of Motorola Mobility, depending on its initial market capitalization. If the market capitalization of Motorola Mobility was equal to or less than $6.0 billion, the Post-Separation Equity Award, together with the Inducement Awards, would have represented 3% of Motorola Mobility’s total equity immediately following the Separation. If the market capitalization was greater than $6.0 billion, the Post-Separation Equity Award, together with the Inducement Awards, was reduced on a linear basis, calculated as the quotient obtained by dividing $6.0 billion by the market capitalization and finding the product of that ratio times 3%. The market capitalization calculation was based on an average of the closing price of Company stock on its first 15 trading days. 90% of the award was stock options and 10% was restricted stock. The Post Separation Equity Awards vest, subject to continued employment, in three installments, each vesting date to be the later of (a) the date on which the average closing price of Motorola Mobility Common Stock over a 15-day trading period is 10% greater than the average closing price of Motorola Mobility Common Stock over its first 15-day trading period immediately following the date that Motorola Mobility became a separate, publicly traded company, and (b) the first, second and third anniversary of the grant date, as applicable. On January 28, 2011, pursuant to the above, Dr. Jha was granted 318,792 shares of restricted stock (the “Post-Separation RS”) and 2,869,131 stock options to acquire shares of Motorola Mobility.

In the event the Mobile Devices business did not become a separate, publicly traded company on or prior to June 30, 2011 (a “Separation Event”) (as extended from October 31, 2010 by the Second Amendment to Dr. Jha’s employment agreement) or if the Mobile Devices business were disposed of in a manner where it was not at least 50% owned by our Former Parent on or prior to June 30, 2011 (a “Disposition Event”), Dr. Jha would have been entitled, by July 15, 2011, to a lump sum cash payment from our Former Parent or a successor equal to $38 million (the “Contingent Payment”) (increased from $30 million by the Second Amendment to Dr. Jha’s employment agreement) and Dr. Jha would not have been entitled to the Post-Separation Equity Award. Moreover, if a Separation Event did not occur or if a Disposition Event occurred by June 30, 2011 and Dr. Jha was terminated or resigned, the Contingent Payment would be in addition to other entitlements discussed below because such a termination would have been deemed “without cause” or for “good reason” under the amended employment agreement. Further, if any successor to the Mobile Devices business did not assume the employment agreement, that also would have constituted “good reason” for Dr. Jha to terminate and receive the other entitlements discussed below. If the Separation Event did not occur, Dr. Jha’s employment with our Former

52	PROXY STATEMENT

Parent would have automatically terminated “without cause” on August 31, 2011. On January 4, 2011, by nature of the Separation occurring, the Contingent Payment is no longer possible for Dr. Jha.

In the event of Dr. Jha’s termination of employment “without cause” or by Dr. Jha for “good reason”, Dr. Jha is entitled to lump sum payments consisting of: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses), (2) severance equal to two times (prior to a change of control) or three times (on or after a change of control) the sum of Dr. Jha’s base salary and target annual bonus, (3) a pro rata annual bonus based on actual performance during the year in which termination has occurred, (4) in the event that the Mobile Devices business did not become a separate, publicly traded company and Dr. Jha’s employment was terminated on or prior to June 30, 2011, the Contingent Payment, to the extent not previously paid (not possible after January 4, 2011), (5) two years (prior to a change of control) or three years (following a change of control), of medical insurance continuation, and (6) prior to a change of control, accelerated vesting of the (a) make-whole award RSUs and options, (b) inducement award RSUs and options and (c) amount of Post-Separation RS proportionately necessary to satisfy applicable taxes; and two years continued vesting of all other equity awards; and, following a change of control, accelerated vesting of all equity awards. In the event the Company terminates Dr. Jha’s employment “for cause” or Dr. Jha terminates employment “without good reason”, he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Dr. Jha is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding as of the date of termination.

“Good reason” for Dr. Jha to terminate his employment and receive the above generally includes: (1) a Separation Event had not occurred on or prior to June 30, 2011 or a Disposition Event had occurred by June 30, 2011 (not possible after January 4, 2011), (2) a reduction in salary, bonus targets or benefits, (3) a failure to continue on the Board of Directors or negative change in reporting structure, (4) the Company requires the principal location of employment be more than 50 miles from Libertyville, Illinois, (other than to the extent agreed to or requested by Dr. Jha), (5) the failure of a successor to assume the employment agreement, or (6) any other breach of the agreement.

Dr. Jha was eligible to receive a long-term incentive award commensurate with his position in May 2010 when annual equity awards were made.

During his employment term, Dr. Jha is eligible to participate in the health and welfare, perquisite, fringe benefits and other arrangements generally available to other senior executives. Dr. Jha is entitled to the use of the Company’s aircraft for business and personal travel pursuant to the security policy. Dr. Jha is entitled to relocation expenses, including temporary housing, until the Separation Event or June 30, 2011, whichever is earlier. On February 1, 2011, such temporary housing benefits were extended by the Board to June 30, 2011 or earlier in certain circumstances. Dr. Jha is not covered by a Change in Control Severance Plan and did not participate in LRIP in 2008, 2009 or 2010.

In early March 2011, Dr. Jha voluntarily agreed to an amendment to his employment agreement which (1) eliminates his right to a gross up for excise taxes on excess parachute payments exceeding 110% of the applicable limit that previously existed under his original employment agreement and establishes a limited “cut-back” of excess parachute payments (in other words, change in control payments will be reduced below the Code Section 280G safe harbor unless the net after-tax amount of the payments will be greater without the reduction), (2) provides a monthly housing allowance for a residence in the Chicago, Illinois area during his employment period without a tax gross up, and (3) eliminates the relocation provision that provides coverage for any loss on sale of his residence under his original employment agreement with the Former Parent.

Dr. Jha’s employment agreement and certain of his equity awards contain customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to our Former Parent and Motorola Mobility that apply during the employment period and the two-year period following termination of employment with respect to certain competitors.

Other Arrangements

Mr. Moloney

Pursuant to Mr. Moloney’s employment offer dated July 30, 2010, among other standard provisions: (1) he was granted equity compensation awards in Motorola Mobility in the amount of $6.5 million subject to and upon consummation of the Separation

PROXY STATEMENT	53

by June 30, 2011, in such form and on such terms and conditions as equity grants are made to similarly situated employees of Motorola Mobility generally at such time; (2) he was granted a one-time cash sign-on bonus of $325,000, of which $162,500 was paid within 30 days from Mr. Moloney’s start date with our Former Parent and, subject to his continued employment with Motorola Mobility, $162,500 will be paid immediately following the six-month anniversary of his start date; (3) in addition Mr. Moloney was eligible for our Former Parent executive severance plan and was provided (a) if his employment was terminated by the Former Parent or is terminated by Motorola Mobility without “cause” before the first anniversary of his employment date, he will be eligible for a total cash severance allowance of 18 months base salary plus other benefits that are prescribed under the Executive Severance Plan; (b) if his employment was terminated by our Former Parent or is terminated by Motorola Mobility without “cause” on or after the first anniversary of his employment date, he will be eligible for a total cash severance allowance of 12 months base salary plus other benefits that are prescribed under the Executive Severance Plan or, if applicable, a Motorola Mobility executive severance plan; and (c) in no event was he eligible for benefits under the Executive Severance Plan as a result of his ceasing to be an employee of our Former Parent as of and following the Separation. Mr. Moloney shall forfeit and repay to the Company any sign-on amounts paid to him if, within 12 months following any such payment, he is terminated for “cause” (as defined under the Executive Severance Plan) or his employment is terminated on his own initiative for any reason.

Mr. Moloney is eligible to participate in benefit programs provided to similarly situated employees. As an Executive Vice President of our Former Parent, he was eligible to participate in our Former Parent’s change in control severance plan. In early 2011, Mr. Moloney voluntarily agreed to immediately forego any 280G tax gross up that would have been provided under the change in control severance plan for legacy participants without waiting for the conclusion of the three year notice period to eliminate this provision initiated for legacy participants by Motorola Mobility.

Mr. Crum

Pursuant to Mr. Crum’s employment offer dated June 23, 2010, among other standard provisions: (1) he was granted a one-time cash sign-on bonus of $250,000, of which $125,000 was paid within 30 days from Mr. Crum’s start date with our Former Parent and, subject to his continued employment with Motorola Mobility, $125,000 will be paid within 30 days following the one year anniversary of his start date; (2) he was granted 140,000 stock options to purchase shares of our Former Parent vesting in three equal annual installments; (3) he was granted 210,000 restricted stock units of our Former Parent with restrictions lapsing in three equal annual installments; (4) he received a $75,000 lump sum commuting allowance within 30 days of his start date and will receive another $75,000 lump sum commuting allowance within 30 days of the one year anniversary of his start date; (5) he is entitled to any and all living and local transportation expenses in the Libertyville, Illinois vicinity for 24 months following his start date; and (6) following the 24-month commuting period, he is eligible for benefits under the homeowner relocation policy. Mr. Crum shall forfeit and repay to the Company any sign-on bonus (pro rated) and relocation amounts paid to him if, within 12 months following any such payment, he is terminated for “serious misconduct” or his employment is terminated on his own initiative for any reason.

As an elected officer of our Former Parent, Mr. Crum was eligible for the annual incentive plan, MIP, long-range incentive plan, LRIP, equity awards, including in connection with Separation and benefit programs provided to similarly situated employees. As an elected officer of our Former Parent, he was also eligible to participate in our Former Parent’s change in control severance plan. In early 2011, Mr. Crum voluntarily agreed to immediately forego any 280G tax gross up that would have been provided under the change in control severance plan for legacy participants without waiting for the conclusion of the three year notice period to eliminate this provision initiated for legacy participants by Motorola Mobility.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Former Parent Change in Control Arrangements

Each Named Executive Officer was an employee of our Former Parent throughout 2010 until the Separation on January 4, 2011. As such, our Former Parent’s plans are discussed. Our Former Parent has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the Named Executive Officers, other than Dr. Jha, is our Former Parent’s Senior Officer Change in Control Severance Plan (the “Senior Officer Plan”). The Senior Officer Plan provides for the payment of benefits in the event

54	PROXY STATEMENT

that: (1) an executive officer terminates his or her employment for “Good Reason” (as defined) within two years of a “Change in Control” (as defined), or (2) the executive officer’s employment is involuntarily terminated for any reason other than termination for “Cause” (as defined), disability, death or normal retirement within two years of a change in control of our Former Parent. In addition to unpaid salary for accrued vacation days and accrued salary through the termination date, the lump sum payable to an executive officer entitled thereto would be equal to the sum of:

(1)	three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

(2)	three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

(3)	a pro rata target bonus for the performance period (year, quarter or month) in which the termination occurs.

The executive officer would also receive continued medical and insurance benefits for three years, and three years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, our Former Parent will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for three years, subject to automatic one-year extensions unless our Former Parent gives 90 days prior notice that it does not wish to extend. In addition, if a Change in Control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that our Former Parent began providing in 1988. In addition to plans covering all of our Former Parent’s officers, there are change in control protections for the general employee population in our Former Parent’s Involuntary Severance Plan. A previous stand-alone change in control severance plan for the general employee population was terminated in 2008.

In addition, except as otherwise determined by our Former Parent’s Compensation and Leadership Committee at the time of the grant of an award, under our Former Parent’s 2006 Omnibus Incentive Plan, upon a change in control of our Former Parent: all equity-based awards granted to an executive officer become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, RSUs and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the change in control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any executive officer that is involuntarily terminated (for a reason other than “Cause”) (as defined) or quits for “Good Reason” (as defined) within 24 months of the change in control. Such equity awards contain customary restrictive covenants, including perpetual confidentiality obligations, and business non-compete provisions and employee non-solicitation relating to our Former Parent and its successors that apply during the employment period and the one- or two-year periods following termination of employment.

Motorola Mobility Change in Control Arrangements

Our Board of Directors, acting on the recommendation of our Compensation and Leadership Committee, approved and adopted the Motorola Mobility Change in Control Severance Plan (the “Change in Control Plan”) on February 15, 2011. For certain “Legacy Plan Participants” (as defined in the Change in Control Plan), the plan is substantially similar to that of the Former Parent. Under the new plan, a participant is generally entitled to receive benefits if at any time during the two-year period following a “Change in Control” (as defined in the Change in Control Plan), the participant’s employment is terminated (1) involuntarily for any reason other than “Cause” (as defined), death, disability, or retirement under a mandatory retirement policy of the Company in effect prior to the start of negotiations leading to such change in control or (2) by the participant for “Good Reason” (as defined in the

PROXY STATEMENT	55

Change in Control Plan). However, in the case of termination of employment prior to a Change in Control, but subsequent to such time as negotiations or discussions with a third party relating to a Change in Control have commenced, a participant will only be entitled to benefits under the Change in Control Plan if the participant demonstrates that his or her termination (1) was at the request of a third party with which the Company is negotiating or has made an agreement with regards to a Change in Control or (2) otherwise occurred in connection with a potential Change in Control.

Under Motorola Mobility’s plan, in addition to any earned but unpaid salary and pro rata portions of any annual incentive bonus or sales incentive bonus, participants will receive either (1) a lump-sum payment equal to 2-times base salary and 2-times their three-year average annual bonus, as well as two years of continued coverage under the Company’s medical, dental, and life insurance plans; (2) in the case of Senior Vice Presidents or higher, who attained that title prior to January 5, 2011, a lump sum payment equal to 3-times base salary and 3-times their five-year highest annual bonus, as well as three years of continued coverage under the Company’s medical, dental, and life insurance plans; or (3) in the case of certain executives attaining the level of Corporate Vice President after May 9, 2001 but prior to January 5, 2011, a lump-sum payment equal to two 2-times base salary and 2-times their five-year highest annual bonus, as well as two years of continued coverage under the Company’s medical, dental and life insurance plans. We also have a “modified double trigger” in the 2011 Incentive Compensation Plan which provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor. For awards that are assumed or replaced during a Change in Control, accelerated treatment is only afforded if the executive is separated from service or terminates for Good Reason within 24 months of the change in control event.

New participants in the Motorola Mobility plan will not be eligible for a tax gross up for benefits subject to the parachute payment excise tax and Dr. Jha, Mr. Moloney and Mr. Crum voluntarily agreed to forego any such tax gross up, as discussed above. Instead, if it is determined that the benefit received by Dr. Jha, Mr. Moloney or Mr. Crum or a new participant in the Change in Control Plan will be subject to the parachute payment excise tax, the benefit will be reduced so that no parachute payment excise tax is triggered; provided that no reduction will occur if the net after-tax amount of the benefit would be greater without the reduction. The Committee has the discretion to determine which employees participate in the Change in Control Plan. In general, a participant may not receive benefits under the Change in Control Plan if the participant has entered into a separate agreement with the Company that provides for similar benefits in the case of a Change in Control. The Committee may at any time remove an employee as a participant in the Change in Control Plan by providing written notice of removal to the employee; provided that no removal shall be effective (1) during the two-year period following a change in control, (2) if effectuated in connection with a potential Change in Control, or (3) at such time as the participant is entitled to payment of a separation benefit or any other amounts payable under the Change in Control Plan.

The Company’s equity awards contain customary restrictive covenants, including perpetual confidentiality obligations, and business non-compete provisions and employee non-solicitation relating to the Company and its successors that apply during the employment period and the one-year period following termination of employment. If a Change in Control has not occurred, the Change in Control Plan shall expire February 14, 2014; provided, that upon each annual anniversary of February 15, 2011 (each such annual anniversary a “renewal date”), the Change in Control Plan shall be extended for an additional year. The Company nevertheless has the right to amend or terminate the Change in Control Plan at any time by action of the majority of the Company’s Board of Directors. However, for a period of two years following a Change in Control, the Company may not terminate or amend the Change in Control Plan such that a participant’s right to benefits is diminished unless the Company obtains the written consent of the participant.

Former Parent Executive Severance Plan

Each Named Executive Officer was an employee of our Former Parent throughout 2010 until the Separation on January 4, 2011. As such, our Former Parent’s plans are discussed. Our Former Parent adopted an Executive Severance Plan (“ExSP”) for all elected officers and appointed vice presidents, effective October 1, 2008. The ExSP is applicable to Named Executive Officers in the Summary Compensation Table, other than Dr. Jha. The ExSP provides for the payment of benefits in the event that an executive officer’s employment is terminated by our Former Parent other than: (a) for total and permanent

56	PROXY STATEMENT

disability, (b) for Cause (as defined therein), (c) due to death, (d) if the executive officer is offered employment at a substantially similar direct compensation level with another company in connection with a sale, lease, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of our Former Parent or remains employed by an affiliate or subsidiary that is sold or spun off, (e) if the termination of employment is followed by immediate or continued employment by our Former Parent or an affiliate or subsidiary, or (f) if the executive terminates voluntarily for any reason. In addition to accrued salary through the separation date, the lump sums payable to an executive officer who signs a prescribed separation agreement and general release of claims against our Former Parent, and complies with the restrictive covenants described below, would be equal to the sum of: (1) 12 months of base salary; and (2) pro rata alternate annual incentive bonus or pro rata alternate sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs.

In addition, the executive officer would receive (a) 12 months of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services. Any severance pay and benefits paid under the ExSP are to be offset against any severance pay and benefits payable under the Senior Officer Change in Control Plan and/or other individual severance arrangements. If an executive officer receives an alternate annual incentive bonus or alternate sales incentive bonus under the ExSP, the executive officer is not to receive an annual incentive bonus or sales incentive bonus under any applicable plan for the same performance period. All equity grants and other benefits are to be administered in accord with their prescribed terms. Such equity awards contain customary restrictive covenants, including perpetual confidentially obligations, and business non-compete provisions and employee non-solicitation relating to our Former Parent and its successors that apply during the employment period and the one- or two-year periods following termination of employment. The Former Parent Compensation and Leadership Committee, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of an executive officer’s severance pay and benefits, including any bonus or incentive.

Motorola Mobility Executive Severance Plan

On February 15, 2011, our Board of Directors, acting on the recommendation of our Compensation and Leadership Committee, approved and adopted the Motorola Mobility Executive Severance Plan. The new plan is substantially similar to that of the Former Parent, except that the definition of “Cause” was modified to include more specific violations which would constitute cause for termination of employment under the plan and the definition of “Change in Control” was modified to be more restrictive on what constitutes a change in control. Both changes were made to bring those definitions more in line with market practice.

Termination and Change in Control Definitions for 2010

The table below outlines the potential payments to our Chief Executive Officer and other Named Executive Officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50 mile radius from the officer’s current location (other than to the extent agreed to or requested by the officer), (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Dr. Jha, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) a Separation Event has not occurred on

PROXY STATEMENT	57

or prior to June 30, 2011 or a Disposition Event has occurred by June 30, 2011 (not possible after January 4, 2011), or (3) the failure of a successor to assume his employment agreement.

“Voluntary termination—Retirement” means, apart from any pension plan or MIP, for purposes of the Former Parent 2006 Omnibus Incentive Plan and the Former Parent Long-Range Incentive Plans, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; and for purposes of the Former Parent’s Incentive Plans, retirement after reaching age 55 with three years of service.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause”, Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time: (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control, or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means: (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust, or (2) willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” (as used in the prior definition of “Involuntary Termination for a Change in Control”) shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our Former Parent representing 20% or more of the combined voting power of our Former Parent’s then outstanding securities (other than the company or any employee benefit plan of the company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of our Former Parent in which it is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of our Former Parent other than any such transaction with entities in which the holder of our Former Parent’s common stock, directly or indirectly, have at least 65% ownership interest, (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

58	PROXY STATEMENT

Termination and Change in Control Table for 2010

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2010 while employed at our Former Parent.

	Voluntary Termination			Total and Permanent Disability or Death	Involuntary Termination
Name and Type of Benefits and Payments Upon Termination(1)	Good Reason		Retirement		For Cause	Not For Cause		Change in Control(9)
Sanjay K. Jha
Severance(2)	$5,400,000		$0	$0	$0	$5,400,000		$8,100,000
Short-term Incentive(3)	1,800,000		0	1,800,000	0	1,800,000		1,800,000
Long-term Incentives
• 2008-2010 LRIP(10)	0		0	0	0	0		0
• 2009-2011 LRIP(10)	0		0	0	0	0		0
• 2010-2012 LRIP(10)	0		0	0	0	0		0
• Stock Options (Unvested and Accelerated)(4)	3,421,587		0	5,132,380	0	3,421,587		5,132,380
• Restricted Stock Units (Unvested and Accelerated)(4)	13,709,123		0	15,019,739	0	13,709,123		15,019,739
Contingent Payment - No longer possible after Separation(11)	38,000,000	(11)	0	0	0	38,000,000	(11)	38,000,000	(11)
Health and Welfare Benefits Continuation(5)(6)(8)	30,830		0	0	0	30,830		46,245
280G Tax Gross up - Foregone beginning in 2011(7)	0		0	0	0	0		22,546,660	(7)
Jha Total	$62,361,540		$0	$21,952,119	$0	$62,361,540		$90,645,024

Marc E. Rothman
Severance(2)	$0		$0	$0	$0	$430,000		$2,371,813
Short-term Incentive(3)	0		0	322,500	0	322,500		322,500
Long-term Incentives
• 2008-2010 LRIP(3)	0		0	400,000	0	400,000		400,000
• 2009-2011 LRIP(3)	0		0	286,667	0	0		430,000
• 2010-2012 LRIP(3)	0		0	143,333	0	0		430,000
• Stock Options (Unvested and Accelerated)(4)	0		0	919,043	0	91,369		919,043
• Restricted Stock Units (Unvested and Accelerated)(4)	0		0	1,249,393	0	363,290		1,249,393
Health and Welfare Benefits Continuation(5)(6)(8)	0		0	0	0	12,125		36,375
280G Tax Gross up(7)	0		0	0	0	0		0
Rothman Total	$0		$0	$3,320,936	$0	$1,619,284		$6,159,124

Daniel M. Moloney
Severance(2)	$0		$0	$0	$0	$975,000		$3,750,000
Short-term Incentive(3)	0		0	212,500	0	212,500		212,500
Long-term Incentives
• 2008-2010 LRIP(10)	0		0	0	0	0		0
• 2009-2011 LRIP(10)	0		0	0	0	0		0
• 2010-2012 LRIP(10)	0		0	0	0	0		0
• Stock Options (Unvested and Accelerated)(4)	0		0	1,608,000	0	137,828		1,608,000
• Restricted Stock Units (Unvested and Accelerated)(4)	0		0	5,442,000	0	466,452		5,442,000
Health and Welfare Benefits Continuation(5)(6)(8)	0		0	0	0	8,947		26,841
280G Tax Gross up - Foregone beginning in 2011(7)	0		0	0	0	0		0
Moloney Total	$0		$0	$7,262,500	$0	$1,800,727		$11,039,341

Scott A. Crum
Severance(2)	$0		$0	$0	$0	$425,000		$1,275,000
Short-term Incentive(3)	0		0	140,986	0	140,986		140,986
Long-term Incentives
• 2008-2010 LRIP(3)	0		0	59,033	0	59,033		59,033
• 2009-2011 LRIP(3)	0		0	133,796	0	0		200,694
• 2010-2012 LRIP(3)	0		0	114,120	0	0		342,361
• Stock Options (Unvested and Accelerated)(4)	0		0	203,000	0	22,555		203,000
• Restricted Stock Units (Unvested and Accelerated)(4)	0		0	1,904,700	0	211,630		1,904,700
Health and Welfare Benefits Continuation(5)(6)(8)	0		0	0	0	8,947		26,841
280G Tax Gross up - Foregone beginning in 2011(7)	0		0	0	0	0		880,739	(7)
Crum Total	$0		$0	$2,555,635	$0	$868,151		$5,033,354

Geoffrey S. Roman
Severance(2)	$0		$0	$0	$0	$400,000		$2,360,156
Short-term Incentive(3)	0		300,000	300,000	0	300,000		300,000
Long-term Incentives
• 2008-2010 LRIP(3)	0		400,000	400,000	0	400,000		400,000
• 2009-2011 LRIP(3)	0		266,667	266,667	0	266,667		400,000
• 2010-2012 LRIP(3)	0		133,333	133,333	0	133,333		400,000
• Stock Options (Unvested and Accelerated)(4)	0		0	310,544	0	94,607		310,544
• Restricted Stock Units (Unvested and Accelerated)(4)	0		0	746,688	0	114,881		746,688
Health and Welfare Benefits Continuation(5)(6)(8)	0		0	0	0	11,917		35,751
280G Tax Gross up(7)	0		0	0	0	0		0
Roman Total	$0		$1,100,000	$2,157,232	$0	$1,721,405		$4,953,139

PROXY STATEMENT	59

(1)	For purposes of this analysis, we assumed the Named Executive Officers’ compensation is as follows: Dr. Jha’s base salary is equal to $900,000, and his short-term incentive target opportunity under MIP is equal to 200% of base salary. Per his employment agreement, Dr. Jha is not eligible to participate in the 2008-2010, 2009-2011 or 2010-2012 LRIP cycles. Mr. Rothman’s base salary is equal to $430,000, his short-term incentive target opportunity under MIP is equal to 75% of base salary, and his long-term incentive target opportunities under the 2008-2010, 2009-2011 and 2010-2012 LRIP cycles are equal to 100% of cycle salary. Mr. Moloney’s base salary was equal to $650,000 and his short-term incentive target opportunity under MIP was equal to 100%. Mr. Moloney is not a participant in the LRIP cycles. Mr. Crum’s base salary is equal to $425,000, his short-term incentive target opportunity under MIP was equal to 75% of base salary, and his long-term incentive target opportunities under the 2008-2010 LRIP cycle is equal to 13.89% of cycle salary, under the 2009-2011 LRIP cycle is equal to 47.22% of cycle salary and under the 2010-2012 LRIP cycle is equal to 80.56% of cycle salary. Mr. Roman’s base salary is equal to $400,000, his short-term incentive target opportunity under MIP is equal to 75% of base salary, and his long-term incentive target opportunities under the 2008-2010, 2009-2011 and 2010-2012 LRIP cycles are equal to 100% of cycle salary.

(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Dr. Jha, severance is calculated 2-times base salary plus 2-times target MIP award and for Mr. Moloney, severance is calculated as 18 months of base salary until September 1, 2011, the 12 months following his start date pursuant to his employment offer letter, each as further discussed in “Employment Contracts”. Under Involuntary Termination—Change in Control, severance is calculated as 3-times base salary plus 3-times highest bonus during the five full years preceding the termination date pursuant to our Former Parent Senior Officer Change in Control Severance Plan and pursuant to Dr. Jha’s employment agreement is calculated as 3-times base salary plus 3-times target bonus in the year of termination. Actual severance payments may vary. See “Former Parent Executive Severance Plan” for further details.

(3)	Assumes the effective date of termination is December 31, 2010 and that the payment under the short-term incentive plan is equal to the full target award; the pro rata payment under 2008-2010 LRIP cycle is equal to the full target award and under 2009-2011 LRIP cycle is equal to two-thirds of the target award under 2010-2012 LRIP cycle is equal to one-third of the target award if the Named Executive Officer meets the rule of retirement described below. If the Named Executive Officer does not meet the rule of retirement under our Former Parent’s Incentive Plan (age 55 plus 3 years service) or under the Former Parent Long-Range Incentive Plans (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement and Involuntary Termination—Not For Cause. If a Named Executive Officer has not met the applicable rule of retirement, they are not automatically entitled to a pro rata payment under long-term incentive plans in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination. Therefore, Messrs. Rothman and Crum reflect no pro rata LRIP payment for the 2009-2011 and 2010-2012 cycles in the event of an Involuntary Termination—Not for Cause. Amounts under Involuntary Termination—Change in Control assume that target awards are paid under our Former Parent’s LRIP and the awards are not assumed or replaced by the successor corporation.

(4)	Assumes the effective date of termination is December 31, 2010 and the price per share of our Former Parent’s common stock on the date of termination is $9.07 per share, the closing price on December 31, 2010. If the Named Executive Officer does not meet the rule of retirement, if applicable, under the equity plans (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested RSUs granted on or after May 3, 2006 is pro rata accelerated for full years of service from the grant date to the termination date. For the vesting of unvested options granted June 12, 2009 or after August 1, 2009 is pro rata accelerated for full months of service from the grant date to the termination date. For Dr. Jha, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, the unvested equity granted under his employment agreement accelerates with all other equity continuing to vest for a period of two years following terminations.

(5)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(6)	Health and Welfare Benefits Continuation is calculated as 12 months (except Dr. Jha is calculated as 24 months per his employment agreement) as provided in our Former Parent’s Executive Severance Plan under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control.

(7)

In early 2011, Dr. Jha voluntarily agreed to amend his employment agreement to forego and eliminate the 280G tax gross up provision. Further, Mr. Moloney and Mr. Crum also voluntarily agreed to immediately forego any 280G tax gross up that would have been provided under the change in control severance plan for legacy participants without waiting for the conclusion of the three year notice period to eliminate this provision initiated for legacy participants by Motorola Mobility. If the “parachute payment” (severance + value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per our Former Parent’s Change In Control Severance Plan, a “gross up payment” equal to the value of the excise tax imposed will be paid. However, if the parachute payment value does not exceed 110% of the maximum parachute payment value that the participant can receive without being subject to the excise tax (the “Safe Harbor Amount”), then no gross up shall be made to the participant and the

60	PROXY STATEMENT

amounts payable under the plan shall be reduced so that the parachute payment value, in the aggregate, equals the Safe Harbor Amounts (the “cut-back”). This limited “cut-back” was applied to the amount shown for Mr. Rothman. These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination to whether and when a gross up payment is required, the amount of the gross up payment and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP.

(8)	See “Named Executive Officer Compensation—2010 Summary Compensation Table” for nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(9)	Our Former Parent’s Senior Officer Change in Control Severance Plan uses a “double trigger”. In other words, in order for severance benefits to be “triggered”, (1) a change in control must occur and (2) an executive must be involuntarily terminated for a reason other than “cause” or must leave for “good reason” within 24 months of the change in control.

(10)	Dr. Jha is not eligible to participate in LRIP for the 2008-2010, 2009-2011 and 2010-2012 cycles pursuant to the terms of his employment agreement. Mr. Moloney is not a participant in the LRIP cycles.

(11)	As a result of the January 4, 2011 Separation, these amounts are no longer possible for Dr. Jha. Under his employment agreement in effect at December 31, 2010, Dr. Jha was only entitled to the $38 million if: (1) the separation of the Mobile Devices business did not occur on or prior to June 30, 2011, or our Former Parent disposed of the Mobile Devices business resulting in our Former Parent owning less than 50% of the business on or prior to June 30, 2011, and (2) Dr. Jha was terminated without cause as defined in his employment agreement, or Dr. Jha terminated for good reason as defined in his employment agreement. See “Employment Agreement with Sanjay K. Jha” for further details.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review of Related Person Transactions

Motorola Mobility’s Governance and Nominating Committee is responsible for determining whether any conflicts of interest exist and for the review and approval of each related person transaction. Motorola Mobility’s Board of Directors has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Motorola Mobility and its subsidiaries and Related Persons (as defined below).

The Policy supplements Motorola Mobility’s other conflict of interest provisions set forth in the Motorola Mobility Code of Business Conduct and related policies for employees and directors and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

For purposes of the Related Person Transaction Policy, a Related Person includes our Company’s directors, director nominees, executive officers, and beneficial owners of 5% or more of any class of our Company’s voting securities (“5% Holder”) since the beginning of our Company’s last fiscal year and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to our General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the Governance and Nominating Committee. The Committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject any Transaction determined to be a Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the committee will consider such information as it deems important to conclude if the transaction is fair to our company and stockholders.

Related Person Transactions

The Company had no Related Person Transactions in 2010.

Agreements with Our Former Parent

Prior to our Separation from our Former Parent, we entered into a Master Separation and Distribution Agreement and several other agreements with our Former Parent to effect the Separation and provide a framework for our relationships our Former Parent after the Separation, including with respect to employee matters, intellectual property rights, trademark licenses and tax matters. Shortly before our Separation from our Former Parent we also entered into transition services agreements and several commercial agreements, which provided for, among other things, the provision of transition services and cooperation with respect to iDEN mobile devices and infrastructure products and services, as well as the ongoing sale and support of various other products and services.

PROXY STATEMENT	61

In addition to the Master Separation and Distribution Agreement (which contains many of the key provisions related to our Separation and the distribution of our shares of Common Stock to our Former Parent’s stockholders), the other principal agreements entered into with our Former Parent include:

•	Intellectual Property Assignment Agreement;

•	Intellectual Property License Agreement;

•	Trademark License Agreement;

•	Tax Sharing Agreement;

•	Transition Services Agreements;

•	Employee Matters Agreement; and

•	Other Commercial Agreements.

The summaries below of each of these agreements set forth the terms that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements and summaries thereof, which are available in our amended Registration Statement on Form 10.

Master Separation and Distribution Agreement

The Master Separation and Distribution Agreement contains the key provisions relating to the Separation of our businesses from our Former Parent’s other businesses. It sets forth other agreements that govern certain aspects of our relationship with our Former Parent after Separation.

Transfer of Assets and Assumption of Liabilities. The Master Separation and Distribution Agreement identified assets and rights associated with our business to be transferred, liabilities to be assumed and contracts to be assigned to us as part of our Separation from our Former Parent.

Indemnification. We will indemnify our Former Parent and its affiliates and their directors, officers and employees against damages incurred by such parties arising out of or in connection with, among other things, the operation of our business, failure to pay on liabilities assumed by us, and a breach of the agreement.

Our Former Parent will indemnify us and our affiliates, directors, officers and employees against damages incurred by parties arising out of or in connection with, among other things, the operation of their business, failure to pay on its liabilities, and a breach of the agreement.

Intellectual Property Agreements

Motorola Mobility uses patents, trademarks, copyrights and other types of intellectual property. As part of the Separation, we were allocated intellectual property related to our business. In most cases, the intellectual property was cross-licensed between our Former Parent and Motorola Mobility. The two companies entered into an Intellectual Property Assignment Agreement and Intellectual Property License Agreement.

As part of the Intellectual Property License Agreement, our Former Parent and Motorola Mobility entered into a cross-licensing arrangement with each other in respect of their respective patents. Under the cross-license arrangement, our Former Parent and its subsidiaries are entitled to use the patents transferred to Motorola Mobility, and Motorola Mobility is entitled to use the patents retained by our Former Parent. No royalty or balancing payments will be made under the cross-licenses. The cross-licenses are perpetual and apply to all existing patents and patent applications, as well as patents filed within a specified period from the date of the Intellectual Property License Agreement. Generally, the licensee (our Former Parent or Motorola Mobility, as the case may be) has no right to sub-license the patents or otherwise collect royalties in respect of the patents licensed to it.

Copyrights relating to Motorola Mobility’s businesses were transferred to Motorola Mobility. In general, copyrights are not jointly owned. Other forms of intellectual property (such as know-how, trade secrets and technology) were allocated to the entity to which they are most relevant, subject to joint ownership of certain jointly used technology. These types of intellectual property are subject to a royalty-free perpetual cross-licensing arrangement between our Former Parent and Motorola Mobility, similar to the cross-licensing arrangement between our Former Parent and Motorola Mobility described for patents. The technology cross-licensing arrangement is subject to certain product exclusions for a limited term.

Trademark License Agreement

Motorola Trademark Holdings, LLC, a wholly owned subsidiary of Motorola Mobility, owns the “MOTOROLA” trademark, and the Stylized M logo, and all formatives and derivatives such as “MOTO” and any other trademarks currently used by both Motorola Mobility and our Former Parent (“Motorola Marks”). Our Former Parent retains the exclusive

62	PROXY STATEMENT

right, pursuant to an exclusive license agreement (“Trademark License Agreement”), to use certain Motorola Marks in connection with the products and services that fall within its licensed field of use (“Licensed FOU”), and in connection with domain names, and trade names used in the operation of its business. Our Former Parent’s Licensed FOU generally encompasses enterprise products, government, public safety and military products, wireless network infrastructure equipment, and related software, services and accessories. Motorola Mobility has the right to use, and the right to license others to use, the Motorola Marks outside of our Former Parent’s Licensed FOU. The Licensed FOU may be expanded with Motorola Mobility’s consent, which is not to be unreasonably withheld. If Motorola Mobility agrees to expand the Licensed FOU, it will be royalty free to our Former Parent. If our Former Parent sub-licenses the brand to a third-party within our Former Parent’s expanded field of use, our Former Parent and Motorola Mobility will share any royalties earned. Motorola Mobility may license the brand to third-parties within the government, public safety and military market, but outside of our Former Parent’s Licensed FOU, with our Former Parent’s consent, which shall not be unreasonably withheld. If our Former Parent agrees to such license, then our Former Parent and Motorola Mobility will share any royalties earned.

The territory covered by the Trademark License Agreement is worldwide. The initial term of the Trademark License Agreement is ten years; the agreement renews at the end of the initial term and every ten years thereafter. Motorola Mobility has the right to terminate the Trademark License Agreement as a result of an uncured material breach by our Former Parent. Upon termination for cause, our Former Parent will be permitted to wind-down its use of the Motorola Marks over time.

Tax Sharing Agreement

Motorola Mobility, Motorola Mobility, Inc. and our Former Parent entered into a Tax Sharing Agreement. The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of our Former Parent and Motorola Mobility, with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.

The Tax Sharing Agreement imposes certain restrictions on our ability to pursue strategic or other transactions that may maximize the value of our business. The Tax Sharing Agreement provides special rules allocating tax liabilities in the event that the distribution, together with certain related transactions, were not tax-free. In general:

•	If any of the following events (among others) prevents the distribution and related transactions from being tax-free, we will be liable for the resulting taxes:

•	Any acquisition of all or a portion of our stock or assets, whether by merger or otherwise;

•

Any negotiations, understandings, agreements or arrangements with respect to transactions or events that cause the distribution to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, stock representing 50% or greater interest in Motorola Mobility;

•	We cease to actively conduct the Mobile Devices business during the two-year period following the distribution;

•	We take or fail to take any other action that prevents the distribution and related transactions from being tax-free; or

•	Any breach by Motorola Mobility of certain of its undertakings and representations.

•

To preserve the tax-free treatment to our Former Parent of the Distribution, we agreed to refrain from taking or failing to take any action that prevents the Distribution and related transactions from being tax-free. Further, during the two-year period following the Distribution, in certain circumstances we may be precluded from entering into or authorizing: (1) any transaction resulting in the acquisition of 40% or more of our stock or 60% or more of our assets; (2) any merger, consolidation or liquidation; (3) any issuance of equity securities beyond certain thresholds; or (4) any repurchase of Motorola Mobility Common Stock beyond certain thresholds unless, in each case, (a) we deliver to our Former Parent a “will”-level legal opinion, satisfactory to our Former Parent, stating that the intended transaction will not prevent the Distribution and related transactions from being tax-free or (b) our Former Parent obtains a letter ruling, satisfactory to our Former Parent, in its sole discretion from the IRS to this effect.

PROXY STATEMENT	63

Transition Services Agreements

Our Former Parent, Motorola Mobility, Inc. and Motorola Mobility entered into Transition Services Agreements, which provide for the provision of certain transitional services by our Former Parent and its subsidiaries to Motorola Mobility and its subsidiaries, and vice versa. The services may include the provision of administrative and other services identified by the parties. The Transition Services Agreements generally provide for a term of up to 12 months. The charge for these interim services is expected to be based on actual costs incurred by the party rendering the services without profit.

Employee Matters Agreement

Our Former Parent, Motorola Mobility, Inc. and Motorola Mobility entered into an Employee Matters Agreement, which allocated responsibilities and liabilities relating to certain employee compensation and benefit plans and programs and labor-related matters in connection with the Separation.

Pursuant to the Employee Matters Agreement, the employees of our Former Parent’s Mobile Devices and/or Home businesses (including related corporate and shared services employees) were transferred to Motorola Mobility or one of its subsidiaries on July 31, 2010 (except certain non-U.S. employees for whom such transfer on such date was not possible and whose transfer was effected on a subsequent transfer date). Such employees generally were credited for their years of service with our Former Parent for benefits purposes (other than specified exceptions for non-U.S. employees).

U.S. Employee Benefits. Motorola Mobility established comparable plans or programs for Motorola Mobility employees, except with respect to pension benefits, deferred compensation, post-employment health benefits and certain other programs.

For the period from July 31, 2010 through December 31, 2010, each of Motorola Mobility and Motorola Mobility, Inc. adopted our Former Parent’s 401(k) Plan for the benefit of eligible U.S. employees. Effective January 1, 2011, Motorola Mobility established a 401(k) plan that is comparable to our Former Parent’s 401(k) Plan and our Former Parent and Motorola Mobility caused a trust-to-trust transfer of all account balances (including any outstanding loans) for Motorola Mobility employees from our Former Parent’s 401(k) Plan to the 401(k) plan established by Motorola Mobility.

In addition, through December 31, 2010, Motorola Mobility and Motorola Mobility, Inc. were participating employers in our Former Parent’s U.S. medical and dental, pre-tax contributions and flexible benefits, dependent care, disability, life insurance, business travel accident insurance and adoption assistance plans or programs. Effective January 1, 2011, Motorola Mobility adopted certain comparable benefit plans and programs for its current and former employees.

Non-U.S. Employee Benefits. Motorola Mobility maintains employee benefit plans outside of the U.S. as may be required under applicable law or necessary to ensure the transfer of employees without triggering severance obligations.

Equity Awards. The Employee Matters Agreement provides the mechanics for the conversion and adjustment or replacement on the Distribution Date of equity awards (including stock options, stock appreciation rights, and restricted stock units) granted under our Former Parent’s equity plans into awards based on our Former Parent’s common stock and/or Motorola Mobility Common Stock, as applicable. In addition, the Employee Matters Agreement also provides the mechanics for adjustments to be made with respect to our Former Parent’s common stock held by participating employees in our Former Parent’s Employee Stock Purchase Plan (“MOTshare Plan”).

Incentive Compensation. Eligible employees of our Former Parent and its affiliates, including transferred employees, continued to participate through the Distribution Date in the Motorola Long-Range Incentive Plan of 2009 (“LRIP”) for the performance cycles ending December 31, 2011 and December 31, 2012. Each outstanding performance cycle under the LRIP terminated on the Distribution Date and each eligible employee will be paid a pro rated portion of the award earned under the LRIP, if any, based on performance through the Distribution Date for each performance cycle at the end of such cycle’s original term. Motorola Mobility will pay any such cash awards to the transferred employees and our Former Parent will pay any such cash awards to all other employees.

Employee Liabilities. Motorola Mobility will be responsible for all employment liabilities relating to current and former employees and contractors of Motorola Mobility and its constituent businesses and certain former shared services employees, subject to specified exceptions relating to: (1) severance obligations in China, Vietnam, and Peru, (2) retiree

64	PROXY STATEMENT

health plan liabilities in the U.S., (3) pension liabilities in the U.S., and (4) certain pension liabilities in the United Kingdom. Our Former Parent will be responsible for all employment liabilities relating to current and former employees and contractors of our Former Parent and its constituent businesses (other than Motorola Mobility), certain former shared services employees and the above specified exceptions listed.

Other Commercial Agreements

Motorola Mobility and our Former Parent also entered into certain commercial agreements in connection with the Separation which were intended to ensure minimal disruption to ongoing sales and support of various products and services that our Former Parent and Motorola Mobility provide to customers. Payments to be made under these commercial agreements are based on arms-length commercial pricing and will vary based on the amount of products, services and software provided.

The following “Report of Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE MATTERS

Report of Audit Committee

Mr. Meredith, the Chair, Mr. Meister and Mr. Ninivaggi, all non-employee directors, were the members of the Audit Committee at the end of 2010. Ms. Jackson joined the Audit Committee on January 8, 2011. The Committee operates pursuant to a written charter that was adopted by the Board on December 13, 2010. A copy of the Committee’s current charter is available at http://investors.motorola.com.

On December 13, 2010, the Board determined that Messrs. Meredith, Meister and Ninivaggi were independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Mobility Board Governance Guidelines. The Board also determined that (1) each such member of the Committee is an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “Who Are the Nominees?”, and (2) each member of the Committee is “financially literate.” On January 8, 2011, the Board determined that Ms. Jackson was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Mobility Board Governance Guidelines and is an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as also discussed in “Who Are the Nominees?”

The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. In anticipation of the Separation on January 4, 2011, during 2010, the Committee met one time. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the chief audit executive, the chief legal counsel and, from time to time, other members of management. Outside of formal meetings, Committee members have telephone calls to discuss important matters with management and the independent registered public accounting firm.

The Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning

PROXY STATEMENT	65

independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

In January 2011, the Committee discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their 2011 audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 61, “Communication With Audit Committees,” as amended. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the combined financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited combined financial statements of the Company as of and for the year ended December 31, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s combined financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited combined financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies.

As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s combined financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management’s representation that such combined financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company’s independent registered public accounting firm with respect to such combined financial statements.

Respectfully submitted,

Thomas J. Meredith, Chair

Jeanne P. Jackson

Keith A. Meister

Daniel A. Ninivaggi

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Pre-Approval Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and the Company; (2) would place the independent auditors in the position of auditing their own work; (3) would result in the independent auditors acting in the role of management or as an employee of the Company; or (4) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient

66	PROXY STATEMENT

service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, culture, accounting systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company. The Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chair must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee allows the Company’s chief audit executive to authorize payment for any audit and non-audit service in the approved budget. The Audit Committee also provides the Company’s chief audit executive with the authority to pre-approve fees less than $100,000 that were not included in the annual budget, but that are included in the list of services approved by the Committee. This authority excludes approval over the annual integrated audit, internal control over financial reporting services, and tax services. The chief audit executive must report any pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee monitors compliance by management with the Pre-Approval Policy by requiring management, pursuant to the Pre-Approval Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Prior to our Separation from our Former Parent, the pre-approval of permitted services was performed by our Former Parent’s Audit and Legal Committee.

Independent Registered Public Accounting Firm Fees

Audit and Non-Audit Fees

In connection with the audit of the 2010 financial statements, our Former Parent entered into an agreement with KPMG LLP which sets forth the terms under which KPMG performed audit services for our Former Parent.

The following table presents fees for professional services rendered by KPMG for the audit of the financial statements of our Former Parent for 2010 and 2009 and fees for other services rendered by KPMG for those periods:

(In millions)	2010	2009
Audit Fees(1)	$14.6	$18.3
Audit-Related Fees(2)	$0.6	$1.3
Tax Fees(3)
International Tax Services	$0.1	$0.4
U.S. Tax Services	$0.3	$0.0

	$0.4	$0.4
All Other Fees (4)	$0.3	$0.0

Total	$15.8	$20.0

(1)	The aggregate fees billed by KPMG for professional services rendered in connection with the audit of our Former Parent’s annual financial statements, the audit of internal control over financial reporting, the review of the quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $14.6 million in 2010 and $18.3 million in 2009. Of the total audit fees, approximately $5.8 million in 2010 and $6.3 million in 2009 represent an allocation of KPMG fees from our Former Parent to the Company. Further, $1.5 million and $6.1 million in 2010 and 2009, respectively, were related to separate audits and filings related to the Separation of the Company from our Former Parent.

(2)	The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the financial statements, but not included under Audit Fees, were $0.6 million in 2010 and $1.3 million in 2009.

(3)	The aggregate fees billed by KPMG for tax services were $0.4 million in 2010 and $0.4 million in 2009. The 2010 fees are primarily related to state and local tax efficiency analyses, and multi-national transfer pricing and tax services.

(4)	The aggregate fees for all other services rendered by KPMG were $0.3 million and $0 in 2010 and 2009, respectively. The 2010 fees were primarily related to analyzing cost optimization studies for management.

Our Former Parent’s Audit and Legal Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

PROXY STATEMENT	67

The Audit Committee of the Company has appointed KPMG to serve as our independent auditors for 2011.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the appointment of KPMG unless you specify otherwise. KPMG has served as the independent auditors of the Company since the Separation.

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048.

The Governance and Nominating Committee will consider nominees recommended by Motorola Mobility stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

A stockholder wishing to nominate a candidate for election to the Board at the 2012 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above between January 10, 2012 and 5:00 pm Central Time on February 9, 2012.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s Bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2012 Annual Meeting?

Any stockholder who intends to present a proposal at the Company’s 2012 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048.

If the stockholder intends to present a proposal at the Company’s 2012 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than November 16, 2011, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any stockholder proposal in its proxy materials for the 2012 Annual Meeting of Stockholders if the proposal is received after 5:00 pm Central Time on November 16, 2011.

If a stockholder wishes to present a proposal at the 2012 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal must: (1) be received by the Company between January 10, 2012 and 5:00 pm Central Time on February 9, 2012, (2) present a proper matter for stockholder action under Delaware General Corporation Law, (3) present a proper matter for consideration at such meeting under the Company’s Certificate of Incorporation and Bylaws, (4) be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

68	PROXY STATEMENT

How Can I Communicate with the Board?

All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 or by email to MobilityBoard@motorola.com.

OTHER MATTERS

The Board knows of no other business to be transacted at the 2011 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Mobility Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2010 fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners for Motorola Mobility securities were complied with on a timely basis.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in soliciting proxies for a fee estimated not to exceed $15,000 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Reduce Duplicate Proxy Materials

Securities and Exchange Commission rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials (a “Notice”), as applicable, addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

A number of brokers with accountholders who are Motorola Mobility stockholders will be “householding” to reduce duplicate mailings of our proxy materials. As indicated in the notice provided by these brokers to Motorola Mobility stockholders, a single set of proxy materials or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement or Notice, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request to receive only one should contact their broker.

By order of the Board of Directors,

Carol H. Forsyte

Secretary

Location for the Annual Meeting of Stockholders:

The Westin Chicago North Shore

601 N. Milwaukee Avenue

Wheeling, Illinois 60090, (847) 777-6500

May 9, 2011 at 1:00 P.M., local time

Map to The Westin Chicago North Shore

Directions to The Westin Chicago North Shore

From Downtown Chicago

Follow signs to Tollway Interstate 94 West (North toward Milwaukee). When I-94 forks, continue North on Route 41. Exit at Lake Cook Road, then turn left (West). Proceed to the Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From the North

Take Interstate 94 East/294 South towards Chicago. Exit west at Lake Cook Road. Turn right on Lake Cook Road. Proceed west. Stay to the right and exit Milwaukee Avenue. Turn left on US 45/Illinois 21/Milwaukee Avenue. The hotel entrance is at the second light on the left side.

From Chicago O’Hare International Airport

Follow signs to Tollway Interstate 294 North to Milwaukee. Proceed North and exit on Lake Cook Road. Turn left (West) onto Lake Cook Road. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From Chicago Midway Airport

When exiting the airport, take Route 50 North to the junction of Interstate 55. Continue on I-55 Southwest to Tollway I-294 (about 12 miles). Continue on I-294 North to Milwaukee. Proceed North and exit on Lake Cook Road. Turn left (West) onto Lake Cook Road. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From Wisconsin

Take Interstate 94 South toward Chicago. Exit on Lake Cook Road and turn right (West) at the light. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From the South

Take Interstate 294 North towards Milwaukee/Wisconsin. Exit at Lake Cook Road and turn left (head West). Stay to the right and exit Milwaukee Avenue. Turn left onto US 45/Illinois 21/Milwaukee Avenue. The hotel entrance is at the second light on the left side.

MOTOROLA MOBILITY HOLDINGS, INC. ATTN: INVESTOR RELATIONS 600 NORTH U.S. HIGHWAY 45 LIBERTYVILLE, IL 60048

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day on Sunday, May 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31911-P08067 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA MOBILITY HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW:

1.	Election of Directors for a One-Year Term	For	Against	Abstain
	1a. Sanjay K. Jha	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:			For	Against	Abstain
	1b. Jon E. Barfield 1c. William R. Hambrecht 1d. Jeanne P. Jackson	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Advisory Approval of the Company’s Executive Compensation.		☐	☐	☐
	1e. Keith A. Meister 1f. Thomas J. Meredith	☐ ☐	☐ ☐	☐ ☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain
	1g. Daniel A. Ninivaggi 1h. James R. Stengel	☐ ☐	☐ ☐	☐ ☐	3.	Advisory Approval of the Frequency of Future Stockholder Votes on Executive Compensation.	☐	☐	☐	☐
	1i. Anthony J. Vinciquerra	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:			For	Against	Abstain
	1j. Andrew J. Viterbi	☐	☐	☐	4.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)				Date

ADMISSION TICKET TO MOTOROLA MOBILITY HOLDINGS, INC.’S
2011 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Mobility Holdings, Inc.’s 2011 Annual Meeting of Stockholders to be held at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois on Monday, May 9, 2011 at 1:00 p.m. local time. A map showing directions to the meeting site is shown at right. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders:

The Westin Chicago North Shore

601 N. Milwaukee Avenue

Wheeling, Illinois 60090

(847) 777-6500

May 9, 2011 at 1:00 p.m., local time

Direction to The Westin Chicago North Shore

From Downtown Chicago

Follow signs to Tollway Interstate 94 West (North toward Milwaukee). When I-94 forks, continue North on Route 41. Exit at Lake Cook Road, then turn left (West). Proceed to the Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From North

Take Interstate 94 East/294 South towards Chicago. Exit west at Lake Cook Road. Turn right on Lake Cook Road. Proceed west. Stay to the right and exit Milwaukee Avenue. Turn left on US45/Illinois 21/Milwaukee Avenue. The hotel entrance is at the second light on the left side.

From Chicago O’Hare International Airport

Follow signs to Tollway Interstate 294 North to Milwaukee. Proceed North and exit on Lake Cook Road. Turn left (West) onto Lake Cook Road. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From Chicago Midway Airport

When exiting the airport, take Route 50 North to the junction of Interstate 55. Continue on I-55 Southwest to Tollway I-294 (about 12 miles). Continue on I-294 North to Milwaukee. Proceed North and exit on Lake Cook Road. Turn left (West) onto Lake Cook Road. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From Wisconsin

Take Interstate 94 South toward Chicago. Exit on Lake Cook Road and turn right (West) at the light. Proceed to Milwaukee Avenue exit and turn left at the light. The hotel entrance is at the second light on the left side.

From South

Take Interstate 294 North towards Milwaukee/Wisconsin. Exit at Lake Cook Road and turn left (head West). Stay to the right and exit Milwaukee Avenue. Turn left onto US 45/Illinois 21/ Milwaukee Avenue. The hotel entrance is at the second light on the left side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MOTOROLA MOBILITY HOLDINGS, INC.

Annual Meeting of Stockholders

May 9, 2011 1:00 PM

This proxy is solicited by the Board of Directors

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 9, 2011

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Sanjay K. Jha, Marc E. Rothman, D. Scott Offer, Carol H. Forsyte and Mark R. Valentine, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Mobility Holdings, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola Mobility Holdings, Inc. to be held on May 9, 2011, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR 1 YEAR ON PROPOSAL 3, AND FOR PROPOSAL 4.

IMPORTANT – Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 9, 2011.

MOTOROLA MOBILITY HOLDINGS, INC.	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	March 11, 2011
	Date: May 9, 2011	Time: 1:00 p.m. Local Time
MOTOROLA MOBILITY HOLDINGS, INC. ATTN: INVESTOR RELATIONS 600 NORTH U.S. HIGHWAY 45 LIBERTYVILLE, IL 60048	Location: The Westin Chicago North Shore
601 North Milwaukee Avenue
Wheeling, IL 60090

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  1. ANNUAL REPORT        2. NOTICE AND PROXY STATEMENT

  How to View Online:

  Have the information that is printed in the box marked by the arrow (located on   the following page) and visit:   www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge   for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2011 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW:
1. Election of Directors for a One-Year Term 1a. Sanjay K. Jha	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:

1b. Jon E. Barfield	2.	Advisory Approval of the Company’s Executive Compensation.

1c. William R. Hambrecht 1d. Jeanne P. Jackson	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:

1e. Keith A. Meister 1f. Thomas J. Meredith	3.	Advisory Approval of the Frequency of Future Stockholder Votes on Executive Compensation.

1g. Daniel A. Ninivaggi 1h. James R. Stengel	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:

1i. Anthony J. Vinciquerra 1j. Andrew J. Viterbi	4.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2011.